Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

SOUNDBITE COMMUNICATIONS, INC.

at

$5.00 Net Per Share

by

SONAR MERGER SUB INC.

a wholly-owned subsidiary

of

GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MONDAY, JULY 1, 2013, UNLESS THE OFFER IS EXTENDED.

This Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of May 20, 2013 (as it may be amended from time to time, the “Merger Agreement”), among Genesys Telecommunications Laboratories, Inc. (“Genesys”), a Delaware corporation, Sonar Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Genesys (“Offeror”), and SoundBite Communications, Inc., a Delaware corporation (“SoundBite”). Offeror is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share of SoundBite (each a “Share,” and collectively, the “Shares” or “SoundBite Common Stock”) at a price per Share of $5.00 (the “Offer Price”), net to the seller in cash without interest and less taxes required to be withheld, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the “Offer”). After the completion of the Offer and the satisfaction or the waiver of certain conditions, Offeror will merge with and into SoundBite, with SoundBite being the surviving corporation (the “Merger”) and a direct wholly-owned subsidiary of Genesys. Genesys is an indirect wholly-owned subsidiary of Greeneden U.S. Holdings II, LLC, a Delaware limited liability company (“Holdco”), an investment vehicle controlled by Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P., which are investment funds advised by Permira Advisers LLC.

The board of directors of SoundBite (the “SoundBite Board”) has unanimously (i) determined that the terms and provisions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the Offer, are advisable, fair to and in the best interests of SoundBite and the holders of Shares, (ii) found that the Offer Price of $5.00 to be paid to the holders of Shares in the Offer that Genesys is to cause Offeror to commence pursuant to the Merger Agreement is fair to, and in the best interests of the holders of Shares, (iii) found that the merger consideration to be paid to the holders of Shares in the Merger to be effected following consummation of the Offer is fair to, and in the best interests of the holders of Shares, (iv) approved, adopted, and confirmed in all respects the Merger Agreement and authorized and directed that SoundBite enter into the Merger Agreement, and (v) approved and declared advisable the Merger Agreement, the tender and support agreements between Genesys, Offeror and certain supporting stockholders of SoundBite (the “Support Agreements”), the Offer and the Merger on the terms and subject to the conditions set forth therein. THE SOUNDBITE BOARD HAS UNANIMOUSLY RECOMMENDED THAT SOUNDBITE’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

There is no financing condition to the Offer. The Offer is subject to various other conditions. See Section 15 “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 2. You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:	The Depositary for the Offer is:

6201 15th Avenue Brooklyn, New York 11219 Banks & Brokers: (212) 493-3910 Toll-Free for Shareholders: (877) 478-5038	6201 15th Avenue Brooklyn, New York 11219 Eligible Institutions: (877) 248-6417 Confirmation Only: (718) 921-8317

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement), this is what you must do:

•

If you are a record holder (i.e., a stock certificate representing Shares have been issued to you or you hold Shares directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3 “Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•

If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call AST Phoenix Advisors, the Information Agent for the Offer, at (877) 478-5038 if you require assistance. See Section 3 “Procedure for Accepting the Offer and Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

* * *

Questions and requests for assistance may be directed to AST Phoenix Advisors, the Information Agent for the Offer, at the address and telephone number set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained at no cost to you from the Information Agent or from your broker, dealer, bank, trust company or other nominee.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:	The Depositary for the Offer is:

6201 15th Avenue Brooklyn, New York 11219 Banks and Brokers, Please Call: (212) 493-3910 All Others Call Toll-Free: (877) 478-5038	6201 15th Avenue Brooklyn, New York 11219 Eligible Institutions: (877) 248-6417 Confirmation Only: (718) 921-8317

SUMMARY TERM SHEET

This summary term sheet highlights material provisions of this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the complete terms, descriptions and explanations contained in this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein, and in the related Letter of Transmittal provided with this Offer to Purchase. The information concerning SoundBite contained herein and elsewhere in this Offer to Purchase has been provided by SoundBite or has been taken from or is based upon publicly available documents or records of SoundBite on file with the U.S. Securities and Exchange Commission or other public sources at the time of the Offer. Genesys and Offeror have not independently verified the accuracy and completeness of such information.

Questions or requests for assistance may be directed to AST Phoenix Advisors, the Information Agent for the Offer, at the address and telephone number as set forth on the back cover of this Offer to Purchase.

All references in this Offer to Purchase to “Offeror,” “we,” “our,” or “us” mean Sonar Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of Genesys Telecommunications Laboratories, Inc., a California corporation. All references in this Offer to Purchase to “SoundBite” refer to SoundBite Communications, Inc., a Delaware corporation. Section references are included to direct you to a more complete description of the topics discussed in this Offer to Purchase.

Securities Sought:	All outstanding shares of SoundBite common stock, par value $0.001 per share (the “Shares” or the “SoundBite Common Stock”).

Consideration Offered Per Share:	$5.00 per Share (the “Offer Price”), net to the seller in cash without interest and less any taxes required to be withheld.

Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of the day on July 1, 2013 (as may be extended in accordance with the Merger Agreement, “Expiration Time”).

Offeror:	Sonar Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Genesys Telecommunications Laboratories, Inc., a California corporation (“Genesys”).

Minimum Condition:	On or prior to the Expiration Time there has been validly tendered and not withdrawn a number of Shares which, when added to any Shares already beneficially owned by Genesys or any of its controlled subsidiaries (including Offeror), represents at least a majority of Shares on a Fully Diluted basis on the Expiration Time. “Fully Diluted” means, at any specified date, the sum of (i) the number of shares of SoundBite Common Stock outstanding at that date, plus (ii) the shares that SoundBite may be required to issue pursuant to warrants, options, rights, restricted stock unit awards, convertible securities or other obligations outstanding at that date under employee stock or similar benefit plans or otherwise, but only to the extent then exercisable or convertible at such specified date or exercisable or convertible within 90 days following such specified date, assuming that all conditions to such exercisability would be satisfied within such 90-day period. We refer to this condition as the “Minimum Condition.”

Support Agreements:	Concurrently with the execution of the Merger Agreement, certain stockholders of SoundBite (collectively, the “Supporting Stockholders”), each entered into a tender and support agreement, (collectively, the “Support Agreements”) whereby each agreed, subject to certain exceptions, to tender and not withdraw their Shares in the Offer and granted Genesys a limited irrevocable proxy to vote such Shares in favor of the Merger. See Section 13 “The Transaction Documents — The Support Agreements.”

SoundBite’s Board of Directors Recommendation:	SoundBite’s board of directors (the “SoundBite Board”) has unanimously recommended that SoundBite’s stockholders accept the Offer, tender their Shares into the Offer pursuant to the Offer, and, if required by applicable law, vote to adopt the Merger Agreement. See Section 13 “The Transaction Documents — The Merger Agreement.”

Top-Up Option	SoundBite has granted us an option, which we refer to as the top-up option, to purchase a number of shares sufficient to allow us to complete the Merger without a vote of any other SoundBite stockholder. The top-up option is exercisable only in certain circumstances after we accept Shares for payment in the Offer. See Section 13 “The Transaction Documents — The Merger Agreement — Top-up Option.”

FREQUENTLY ASKED QUESTIONS

We are offering to purchase all of the issued and outstanding Shares for the Offer Price, net to the seller in cash without interest and less taxes required to be withheld. The following are answers to some of the questions you, as a SoundBite stockholder, may have about the Offer. We urge you to carefully read this Offer to Purchase, the related Letter of Transmittal, the Merger Agreement and the other documents to which we have referred in their entirety because the information in the Summary Term Sheet and this section is not complete. Additional important information is contained in the other sections of this Offer to Purchase, the related Letter of Transmittal, the Merger Agreement and the other documents to which we have referred.

Who is offering to buy my securities?

Our name is Sonar Merger Sub Inc., and we are offering to purchase your Shares. We are a Delaware corporation and a direct wholly-owned subsidiary of Genesys Telecommunications Laboratories, Inc., a California corporation (“Genesys”). We were formed solely for the purpose of making this Offer and acquiring SoundBite and have conducted no activities to date other than activities incidental to our formation and in connection with acquiring SoundBite. Genesys and Offeror are indirect wholly-owned subsidiaries of Greeneden U.S. Holdings II, LLC, a Delaware limited liability company (“Holdco”), an investment vehicle controlled by Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P., which are investment funds advised by Permira Advisers LLC. See the “Introduction” to this Offer to Purchase and Section 9 “Certain Information Concerning Genesys and Offeror.”

What securities are you offering to purchase?

We are offering to purchase all outstanding Shares of SoundBite. See the “Introduction” to this Offer to Purchase and Section 1 “Terms of the Offer.”

How much are you offering to pay for my securities, what is the form of payment and will I have to pay any fees or commissions?

We are offering you $5.00 per Share, payable in cash without interest and less taxes required to be withheld. If you are the record holder of your Shares (i.e., a stock certificate representing shares of SoundBite Common Stock has been issued to you) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, banker or other nominee, and your broker tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. We estimate that we will need approximately $96.1 million to purchase all Shares validly tendered and not withdrawn in the Offer, to cash out certain employee options and restricted stock units, to pay related fees and expenses and to pay the merger consideration in connection with the Merger, which is expected to follow the successful completion of the Offer. Genesys will provide us with the necessary funds to fund the Offer through cash on hand and other working capital sources. Consummation of the Offer is not subject to any financing condition. See Section 10 “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not believe that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•

the Offer is being made for all outstanding Shares solely for cash, and if you tender your Shares and they are accepted for payment in the Offer, you will not have any continuing interest in SoundBite or Genesys;

•	consummation of the Offer is not subject to any financing condition;

•	if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same price per share paid in the Offer; and

•

we will have sufficient funds to purchase all Shares validly tendered and not withdrawn in the Offer and to provide for the consideration payable, and the fees and expenses required to be paid by us, in connection with the Merger.

See Section 10 “Source and Amount of Funds.”

Are there conditions to the Offer?

The Offer is conditioned upon a number of things, including:

•

satisfaction of the Minimum Condition (a requirement that at least a majority of the outstanding Shares on a fully diluted basis (excluding shares issuable pursuant to the top-up option) have been validly tendered and not withdrawn in the Offer prior to the Expiration Time); and

•	our receiving U.S. antitrust clearance required for the Offer.

Other conditions of the Offer are described in Section 15 “Conditions of the Offer.” See also Section 16 “Certain Legal Matters; Regulatory Approvals.”

Is there an agreement governing the Offer?

Yes. Genesys, Offeror, and SoundBite have entered into a Merger Agreement. The Merger Agreement provides for, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the merger of Offeror with and into SoundBite, with SoundBite becoming a direct wholly-owned subsidiary of Genesys. See the “Introduction” to this Offer to Purchase and Section 13 “The Transaction Documents — The Merger Agreement.”

What does the SoundBite Board think about the Offer?

The SoundBite Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer, are advisable, fair to and in the best interests of SoundBite and its stockholders; found that the Offer Price of $5.00 to be paid to the holders of Shares in the Offer is fair to, and in the best interests of the holders of Shares; approved and declared advisable the Merger Agreement, the Support Agreements, the Offer and the Merger on the terms and subject to the conditions set forth therein; and recommended that the stockholders of SoundBite accept the Offer, tender their Shares into the Offer and, if required by applicable law, vote to adopt the Merger Agreement. See Section 13 “The Transaction Documents — The Merger Agreement — Stockholders Meeting; Board Recommendation.”

How long do I have to decide whether to tender my Shares in the Offer?

You have until 12:00 midnight, New York City time, at the end of the day on Monday, July 1, 2013, to decide whether to tender your Shares in the Offer, or a later time to be announced if the Offer is extended or if any subsequent offering period is provided. See Section 1 “Terms of the Offer.” If you cannot deliver everything required to make a valid tender to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”) prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 “Procedure for Accepting the Offer and Tendering Shares.”

If your Shares are held by a broker, dealer, trust company, bank or other nominee, you should promptly contact your broker, dealer, trust company, bank or other nominee as they may require advance notification before the Expiration Time or the date any subsequent offering period expires.

When and how will I be paid for my validly tendered Shares?

If we consummate the Offer and accept your Shares for payment, we will pay you the Offer Price without interest and less any taxes required to be withheld for each Share accepted for payment promptly following the Expiration Time (or the date on which such Shares are accepted for payment if tendered during any subsequent offering period). Such payment will be deposited with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. See Section 2 “Acceptance for Payment and Payment for Shares” and Section 3 “Procedure for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. If on the scheduled Expiration Time, any condition to the Offer has not been satisfied or waived, we will extend the Offer on one or more occasions in consecutive increments of up to ten business days, until the earlier of the date that all of the conditions of the Offer are satisfied or waived, the Merger Agreement is terminated in accordance with its terms or November 20, 2013. We will also extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, or its staff. See Section 1 “Terms of the Offer.”

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension, by no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

Will there be a subsequent offering period?

If following the date on which we accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer and considering the top-up option, we own less than ninety percent (90%) of the total outstanding Shares such that the Merger could not occur without a vote of SoundBite’s stockholders, we will provide for one or more subsequent offering periods, and extensions thereof, in accordance with the terms of the Merger Agreement and applicable law. If there is a subsequent offering period, stockholders whose Shares have not been accepted for payment may, during such period, tender but not withdraw their Shares and receive the Offer Price without interest and less taxes required to be withheld. See Section 1 “Terms of the Offer”; Section 4 “Withdrawal Rights” and Section 13 “The Transaction Documents.”

There will not be a subsequent offering period if the number of Shares issuable upon exercise of the top-up option would allow us to obtain ownership of at least one Share more than ninety percent (90%) of the then outstanding number of Shares.

If we provide or extend any subsequent offering period, a public announcement will be made by no later than 9:00 a.m., New York City time, on the next business day following the Expiration Time or the date of termination of any prior subsequent offering period. See Section 1 “Terms of the Offer.”

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until the extension expires, and you will be able to withdraw your Shares until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all the Shares that were validly tendered and not withdrawn by the Expiration Time of the Offer. Shares validly tendered during a subsequent offering period will be accepted and paid for as they are received, and therefore cannot be withdrawn. See Section 1 “Terms of the Offer” and Section 4 “Withdrawal Rights.”

How do I tender my Shares?

If you wish to accept the Offer, this is what you must do:

•	If you are a record holder (i.e., a stock certificate representing shares of SoundBite Common Stock has been issued to you or you hold shares of SoundBite Common Stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other required documents together with your stock certificate to the Depositary or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•

If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three NASDAQ trading days. For the tender to be valid, however, the Depositary must receive the missing items within that three trading-day period. Please call AST Phoenix Advisors, the information agent for the Offer, at (877) 478-5038 if you require assistance. See Section 3 “Procedure for Accepting the Offer and Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

Until when can I, and how do I, withdraw my validly tendered Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Time. In addition, if we have not accepted your Shares for payment within 60 days of the commencement of the Offer, you may withdraw them at any time after that 60-day period until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. To withdraw your validly tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares tendered in the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Shares. See Section 4 “Withdrawal Rights” for further details.

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

Yes. If we purchase Shares in the Offer and the other conditions to the Merger are satisfied or waived, we will merge with and into SoundBite. If we purchase Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of SoundBite. In addition, if we own in the aggregate in excess of ninety percent (90%) of the outstanding Shares, we will effect the Merger without any further action by any other stockholders of SoundBite. See the “Introduction” to this Offer to Purchase and Section 12 “Purpose of the Offer; Plans for SoundBite; Stockholder Approval; Appraisal Rights” and Section 13 “The Transaction Documents — The Merger Agreement.”

If I decide not to tender, how will the Offer affect my Shares?

If the Merger takes place between SoundBite and us, SoundBite stockholders that did not tender their Shares in the Offer (other than those properly exercising their appraisal rights under Delaware law) will receive merger consideration in cash in an amount equal to the Offer Price without interest and less taxes required to be withheld, for each of their Shares. Therefore, if the Merger takes place (and you do not properly exercise your appraisal rights under Delaware law), the only difference between tendering and not tendering your Shares in the Offer is that tendering stockholders may receive payment for their Shares sooner than non-tendering stockholders.

If we purchase the Shares which are tendered in the Offer, but the Merger does not occur or is delayed, the numbers of remaining stockholders and publicly traded Shares may not be sufficient for the SoundBite Common Stock to be eligible to be traded on the NADSAQ or other securities exchanges and there may not be an active public trading market for SoundBite Common Stock. Also, SoundBite may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies.

See Section 7 “Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations” and Section 13 “The Transaction Documents — The Merger Agreement.”

Are appraisal rights available in either the Offer or the Merger?

Appraisal rights are not available as a result of the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares that have not been tendered and who follow the procedure for perfecting their appraisal rights in accordance with Delaware law. Failure to properly perfect appraisal rights in accordance with Delaware law in connection with the Merger may result in the loss of a holder’s appraisal rights. See Section 12 “Purpose of the Offer; Plans for SoundBite; Stockholder Approval; Appraisal Rights — Appraisal Rights.”

If you successfully complete the Offer, what will happen to the SoundBite Board?

If we accept Shares for payment pursuant to the Offer, under the Merger Agreement, we will be entitled to designate at least a majority of the members of the SoundBite Board and obtain control of the management of SoundBite shortly thereafter. Prior to the effective time of the Merger, the SoundBite Board will retain at least three directors who were directors on May 20, 2013, the date of the Merger Agreement, and who qualify as “independent directors” for purposes of the continued listing requirements of NASDAQ. See Section 12 “Purpose of the Offer; Plans for SoundBite, Stockholder Approval; Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On May 20, 2013, the last full trading day before the joint press release of Genesys and SoundBite announcing the execution of the Merger Agreement, the reported closing price for the Shares on the NASDAQ was $2.99 per Share. On June 3, 2013, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on the NASDAQ was $4.97 per Share. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

What are the U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer or the Merger?

Your exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. In general, a U.S. Holder (as defined in Section 5 “Material U.S. Federal Income Tax Considerations”) that exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss equal to the difference between (1) the amount of cash received and (2) such U.S. Holder’s adjusted tax basis in its Shares. Payments made to a Non-U.S. Holder (as defined in Section 5 “Material U.S. Federal Income Tax Considerations”) with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax, unless such Non-U.S. Holder has certain connections to the United States. You are urged to consult your own tax advisor regarding the tax consequences to you of exchanging your Shares for cash pursuant to the Offer or the Merger in light of your own particular circumstances (including the application and effect of any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws). See Section 5 “Material U.S. Federal Income Tax Considerations.”

Who can I talk to if I have questions about the Offer?

You can call AST Phoenix Advisors, the information agent for the Offer, at (212) 493-3910 (for banks and brokers) or (877) 478-5038 (toll-free) with any questions you may have. See the back cover of this Offer to Purchase.

To the Stockholders of SoundBite Communications, Inc.:

INTRODUCTION

Sonar Merger Sub Inc., a Delaware corporation (“Offeror”) and a direct wholly-owned subsidiary of Genesys Telecommunications Laboratories, Inc., a California corporation (“Genesys”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (each a “Share,” and collectively, the “Shares” or “SoundBite Common Stock”) of SoundBite Communications, Inc. (“SoundBite”) at a price of $5.00 per Share (the “Offer Price”), net to the seller in cash without interest thereon and less taxes required to be withheld, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the “Offer”).

If you are a record holder (i.e., a stock certificate representing shares of SoundBite Common Stock has been issued to you or you hold shares of SoundBite Common Stock directly in your name in book-entry form), you will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the U.S. Internal Revenue Service (the “IRS”) Form W-9 that is included in the Letter of Transmittal (or other applicable form) or otherwise establish an exemption, you may be subject to backup withholding tax, currently at a rate of 28% on the gross proceeds payable to you. See Section 3 “Procedure for Accepting the Offer and Tendering Shares — Backup Withholding Tax.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses that American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), and AST Phoenix Advisors, the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 17 “Fees and Expenses.”

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of May 20, 2013 (as it may be amended from time to time, the “Merger Agreement”), by and among Genesys, Offeror and SoundBite. The Merger Agreement provides, among other things, that as soon as reasonably practicable following the consummation of the Offer, Offeror will merge with and into SoundBite (the “Merger”), with SoundBite continuing as the surviving corporation and becoming a direct wholly-owned subsidiary of Genesys (the “Surviving Corporation”). At the effective time of the Merger (the “Merger Effective Time”), each Share issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares and Appraisal Shares (each defined below) will be converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), payable without interest and less applicable withholding taxes. At the Merger Effective Time, all such Shares will automatically be canceled and will cease to exist, and thereafter represent only the right to receive the Merger Consideration, payable without interest and less taxes required to be withheld, upon surrender of such Shares.

At the Merger Effective Time, each Share that is owned, directly or indirectly, by SoundBite (including treasury shares) and each Share owned by Genesys or any of its subsidiaries (including Offeror) (collectively, “Excluded Shares”) will be canceled automatically and retired and will cease to exist, and no consideration will be delivered with respect thereto.

SoundBite stockholders will have appraisal rights with respect to the Merger, but not the Offer. Shares outstanding immediately prior to the Merger Effective Time held by a stockholder who is entitled to demand, and properly demands, appraisal of such Shares (“Appraisal Shares”) pursuant to and in compliance with Section 262 of the General Corporation Law of the State of Delaware (“DGCL”) will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses the right to appraisal. Such stockholders will be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the Merger Effective Time, any such holder fails to perfect, or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL will cease and each of such Appraisal Shares will be deemed to have been converted as of the Merger Effective Time, and will become exchangeable for, the right to receive the Merger Consideration, payable without interest and less any taxes required to be withheld.

In addition, the Merger Agreement provides that, immediately prior to the Merger Effective Time, all options to acquire shares of SoundBite Common Stock, whether or not vested and exercisable, that are outstanding and unexercised immediately prior to the Merger Effective Time, will be automatically converted into the right to receive from Genesys or the Surviving Corporation, immediately after the Merger Effective Time, an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per Share of such option multiplied by the total number of shares of SoundBite Common Stock issuable upon exercise of such option, payable without interest and less taxes required to be withheld. If the exercise price per Share of any option is equal to or greater than the Offer Price, then such option will be canceled without payment of consideration. The Merger Agreement further provides that each restricted stock unit award outstanding immediately prior to the earlier of (i) such time as Offeror’s designees first constitute at least a majority of the SoundBite Board (as defined below) and (ii) the Merger Effective Time (such time, the “Control Time”) will become fully vested and will be canceled and extinguished and will be exchangeable for the right to receive from Genesys or the Surviving Corporation, immediately after the Control Time, an amount in cash equal to the total number of shares of SoundBite Common Stock subject to such restricted stock unit immediately prior to the Control Time multiplied by the Merger Consideration, less any required tax withholding. The Merger is subject to the satisfaction or waiver of certain conditions described in Section 13 “The Transaction Documents — The Merger Agreement — Conditions to the Merger” and Section 15 “Conditions of the Offer.” Section 13 “The Transaction Documents — The Merger Agreement” contains a more detailed description of the Merger Agreement and the Merger. Section 5 “Material U.S. Federal Income Tax Considerations” describes material U.S. federal income tax considerations relating to the sale of Shares in the Offer and the Merger.

The board of directors of SoundBite (the “SoundBite Board”) has unanimously (i) determined that the terms and provisions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the Offer, are advisable, fair to and in the best interests of SoundBite and the holders of Shares, (ii) found that the Offer Price of $5.00 to be paid to the holders of Shares in the Offer that Genesys is to cause Offeror to commence pursuant to the Merger Agreement is fair to, and in the best interests of the holders of Shares, (iii) found that the Merger Consideration to be paid to the holders of Shares in the Merger to be effected following consummation of the Offer is fair to, and in the best interests of the holders of Shares, (iv) approved, adopted, and confirmed in all respects the Merger Agreement and authorized and directed that SoundBite enter into the Merger Agreement, and (v) approved and declared advisable the Merger Agreement, the tender and support agreements between Genesys, Offeror and certain supporting stockholders of SoundBite (the “Support Agreements”), the Offer and the Merger on the terms and subject to the conditions set forth therein. THE SOUNDBITE BOARD HAS UNANIMOUSLY RECOMMENDED THAT SOUNDBITE’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. SoundBite has informed us that, after reasonable inquiry and to its best knowledge, it understands that each director or executive officer of SoundBite who holds Shares of record or beneficially owns Shares currently intends to tender Shares in the Offer, unless the tender would violate applicable securities laws, and, if necessary, to vote such Shares in favor of the Merger.

A description of the reasons for the SoundBite Board’s approval of the Offer and the Merger will be set forth in SoundBite’s Solicitation/Recommendation Statement under Section 14(d)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on Schedule 14D-9 (the “Schedule 14D-9”). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading “Background of the Offer; Reasons for the Company Board’s Recommendation.”

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn a number of Shares which, when added to any Shares already beneficially owned by Genesys or any of its controlled subsidiaries (including Offeror), represent at least a majority of Shares on a Fully Diluted basis on the expiration time (the “Minimum Condition”) and (2) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”). On June 3, 2013, SoundBite and Greeneden Topco S.C.A., a Luxembourg société en commandite par actions and ultimate parent entity of Genesys (“Greeneden Topco”), were granted early termination, effective June 3, 2013, of the required waiting period under the HSR Act in connection with the purchase of Shares in the Offer and the Merger. Accordingly, the condition to the Offer relating to the termination or expiration of the HSR Act waiting period has been satisfied. “Fully Diluted” means, at any specified date, the sum of (i) the number of shares of SoundBite Common Stock outstanding at that date, plus (ii) the shares that SoundBite may be required to issue pursuant to warrants, options, rights, restricted stock unit awards, convertible securities or other obligations outstanding at that date under employee stock or similar benefit plans or otherwise, but only to the extent then exercisable or convertible at such specified date or exercisable or convertible within 90 days following such specified date, assuming that all conditions to such exercisability would be satisfied within such 90-day period. See Section 15 “Conditions of the Offer” and Section 16 “Certain Legal Matters; Regulatory Approvals.”

According to SoundBite, as of June 1, 2013 there were 16,552,544 shares of SoundBite Common Stock issued and outstanding, 473,668 shares of SoundBite Common Stock held in the treasury of SoundBite, 321,102 shares of SoundBite Common Stock reserved for issuance upon the vesting of outstanding RSUs (as defined in Section 13 “The Transaction Documents-The Merger Agreement”) and 3,406,429 shares of SoundBite Common Stock reserved for issuance upon exercise of outstanding Options (as defined in Section 13 “The Transaction Documents-The Merger Agreement”). Accordingly, as of June 1, 2013, the Minimum Condition would have been satisfied if approximately 9,749,804 Shares were validly tendered and not withdrawn pursuant to the Offer.

Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that Offeror will be entitled to designate the number of directors, rounded up to the next whole number, to the SoundBite Board that is in the same proportion as the Shares beneficially owned by Genesys and Offeror to the total number of Shares outstanding on a Fully Diluted basis. Offeror currently intends, promptly after consummation of the Offer, to exercise this right and to designate new directors of SoundBite from among (and possibly including all of) the following potential designees: James Budge, James Rene, Mark Alloy and Paul Segre. Each potential designee is a director, officer or employee of Genesys or any of its subsidiaries. We expect that such representation on the SoundBite Board would permit us to exert substantial influence over SoundBite’s conduct of its business and operations. We will, as soon as practicable after consummation of the Offer, consummate the Merger pursuant to the Merger Agreement. Following the Merger, our directors will be the directors of SoundBite.

Under the DGCL, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we will be able to effect the Merger under the short-form merger provisions of the DGCL without a vote of SoundBite stockholders. If we acquire at least a majority of the total number of then outstanding shares of SoundBite Common Stock on a Fully Diluted basis pursuant to the Offer, we will have the right to exercise our option under the Merger Agreement, which we refer to as the “top-up option,” to the extent of available authorized Shares, under which we have the right, subject to certain limitations, to purchase a number of Shares, which we refer to as the “top-up option shares,” that constitutes one Share more than 90% of the sum of (i) the total number of Shares outstanding immediately after the issuance of the top-up option shares plus (ii) the total number of Shares that are issuable within ten business days after the issuance of the top-up option shares upon the vesting, conversion or exercise of all outstanding warrants, options, rights, restricted stock unit awards, convertible or exchangeable securities and similar rights, regardless of the conversion or exercise price or other terms and conditions thereof. If we do not acquire at least 90% of the outstanding Shares, either through the purchase of Shares in the Offer or upon exercise of the top-up option, we will have to seek approval from SoundBite’s stockholders to adopt the Merger Agreement, which approval would require the affirmative vote of holders of a majority of the outstanding Shares. Assuming that the Minimum Condition and the other conditions to the Offer are satisfied or waived (see Section 15 “Conditions of the Offer”), upon consummation of the Offer, we would own, as of the date of consummation of the Offer, sufficient Shares to enable us, without the vote of any other SoundBite stockholders, to satisfy the requirement that stockholders approve adoption of the Merger Agreement. See Section 13 “The Transaction Documents — The Merger Agreement.”

The Offer is conditioned upon the fulfillment of the conditions described in Section 15 “Conditions of the Offer.” The Offer will expire at 12:00 midnight, New York City time, at the end of the day on Monday, July 1, 2013, unless we extend the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH DOCUMENTS IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn prior to the Expiration Time in accordance with the procedures set forth in Section 3 “Procedure for Accepting the Offer and Tendering Shares” on or prior to the Expiration Time. “Expiration Time” means 12:00 midnight, New York City time, at the end of the day on July 1, 2013, unless extended, in which event such “Expiration Time” means the latest time and date at which the Offer, as so extended, will expire.

The Offer is subject to the conditions set forth in Section 15 “Conditions of the Offer,” which include, among other things, satisfaction of the Minimum Condition (as hereinafter defined). Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Time. In addition, if, on the Expiration Time, any of the conditions of the Offer (see Section 15 “Conditions of the Offer”) have not been satisfied or waived, we will extend the Offer on one or more occasions in consecutive increments of up to ten business days, the length of any such extension (subject to the foregoing ten business day limit) to be determined by Genesys in its sole discretion (or for such longer period as Genesys, Offeror and SoundBite mutually agree) until the earlier of (1) the date on which all of the conditions of the Offer are satisfied or waived, (2) the date on which the Merger Agreement is terminated in accordance with its terms, and (3) November 20, 2013 (such date, the “End Date”). Notwithstanding the foregoing, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”), or its staff. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4 “Withdrawal Rights.”

If following the Acceptance Date (as defined below), we, together with Genesys or any direct or indirect subsidiary of Genesys, taken together, own less than ninety percent (90%) of the total outstanding Shares such that the Merger could not occur without a vote of SoundBite’s stockholders in accordance with Section 253 of the DGCL (the “Short-Form Threshold”), we will provide for one or more subsequent offering periods of not less than three (3) nor more than twenty (20) business days in the aggregate for all such subsequent offering periods in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A “subsequent offering period” if provided, is an additional period of time beginning after we have completed the purchase of Shares tendered during the Offer, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price. See the other portions of this Section 1 “Terms of the Offer” and Section 13 “The Transaction Documents — The Merger Agreement.” During a subsequent offering period, if provided, stockholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the Offer Price in cash without interest and less taxes required to be withheld. We may extend a subsequent offering period provided that we are not permitted under U.S. federal securities laws to provide a subsequent offering period of more than twenty (20) business days in the aggregate. We will not provide for a subsequent offering period if the number of Shares issuable upon exercise of the top-up option would allow us to obtain ownership of at least one Share more than ninety percent (90%) of the then outstanding number of shares of SoundBite Common Stock (after giving effect to the issuance of the top-up option shares). The same Offer Price will be paid, without interest and less taxes required to be withheld, to stockholders tendering Shares in the Offer prior to the Expiration Time or during any subsequent offering period, if there is any.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a subsequent offering period. A subsequent offering period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

If we provide or extend a subsequent offering period, we will make a public announcement of such subsequent offering period or extension by no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time or the date of termination of the prior subsequent offering period.

We also reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that SoundBite’s prior written consent is required for us to (1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price, (3) waive or amend the Minimum Condition, (4) add to the Offer Conditions (as defined in Section 13 “The Transaction Documents — the Merger Agreement”) or in any way modify the Offer Conditions in any manner adverse to the holders of the Shares, (5) extend the Expiration Time (except to the extent required by or permitted under the Merger Agreement), (6) change the form of consideration payable in the Offer or (7) otherwise amend the Offer in any manner adverse to the holders of Shares.

If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view a tender offer must remain open for a minimum period of time following a material change in the terms of such tender offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of a tender offer. The release states that a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days generally must be required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Time, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of ten business days. If, prior to the Expiration Time, Offeror increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

SoundBite has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Top-Up Option. Pursuant to the Merger Agreement, SoundBite has granted us an irrevocable option (the “top-up option”) for so long as the Merger Agreement has not been terminated pursuant to its terms to purchase from SoundBite the lowest number of authorized and unissued shares of SoundBite Common Stock (the “top-up option shares”) that, when added to the number of Shares owned by Offeror as of immediately prior to the exercise of the top-up option, constitutes one Share more than 90% of the sum of (i) the total number of Shares outstanding immediately after the issuance of the top-up option shares plus (ii) the total number of Shares that are issuable within ten business days after the issuance of the top-up option shares upon the vesting, conversion or exercise of all outstanding warrants, options, rights, restricted stock unit awards, convertible or exchangeable securities and similar rights, regardless of the conversion or exercise price or other terms and conditions thereof. The top-up option is only exercisable by us in whole, and not in part, at any time at or after the Acceptance Date (as defined below) and prior to the earlier to occur of (1) the Merger Effective Time and (2) the fifth business day after the Expiration Time or, if applicable, the expiration date of any subsequent offering period.

The top-up option is not exercisable (1) to the extent that the number of top-up option shares would exceed the number of then authorized and unissued shares of SoundBite Common Stock that are not otherwise reserved or committed to be issued and (2) unless, immediately after such exercise and the issuance of the top-up option shares pursuant thereto, the Short-Form Threshold would be reached (after giving effect to the issuance of the top-up option shares). The obligation of SoundBite to issue and deliver the top-up option shares upon the exercise of the top-up option is subject to the conditions that (A) no provision of any applicable law prohibits the exercise of the top-up option or the delivery of the top-up option shares in respect of such exercise, (B) upon exercise of the top-up option, the number of Shares owned, directly or indirectly, by Genesys or Offeror constitutes one share of SoundBite Common Stock more than ninety percent (90%) of the aggregate number of Shares that will be outstanding immediately after the issuance of the top-up option shares, (C) the number of top-up option shares issued pursuant to the top-up option shall in no event exceed the number of authorized and unissued shares of SoundBite Common Stock not otherwise reserved for issuance for outstanding options or other obligations of SoundBite, (D) Offeror shall have accepted for payment and paid for all Shares validly tendered in the Offer and not validly withdrawn pursuant to the terms of the Merger Agreement and (E) the issuance of the top-up option shares pursuant to the top-up option would not require approval by SoundBite’s stockholders under applicable law (excluding, for the avoidance of doubt, any rules or regulations of the NASDAQ Global Market (“NASDAQ”) that require stockholder approval).

If the top-up option is exercised, the aggregate purchase price for the top-up option shares will be an amount determined by multiplying the number of top-up option shares by the Offer Price, without interest. Such purchase price may be paid by Offeror, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such top-up option shares and by executing and delivering to SoundBite a promissory note, having a principal amount equal to the balance of the remaining aggregate purchase price, or any combination of cash and such promissory note. If the top-up option is exercised, the parties have agreed to use their reasonable best efforts to cause the Merger to occur as promptly as practicable following the issuance of the top-up option shares, provided that if as of or immediately following the later to occur of the Acceptance Date, the expiration of any subsequent offering period, or the purchase of the top-up option shares, a Short-Form Merger is available, the Closing shall, subject to the satisfaction or waiver of certain conditions set forth in Merger Agreement, occur no later than the first business day immediately following the latest to occur of the Acceptance Date, the expiration of such “subsequent offering period,” or the purchase of the top-up option shares, as applicable.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, promptly after the Expiration Time (the date of acceptance for payment, the “Acceptance Date” and the time of acceptance for payment on the Acceptance Date, the “Acceptance Time”), and on the Acceptance Date we will deposit with the Depositary, cash sufficient to pay the aggregate Offer Price without interest for all such accepted Shares. If we provide a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act, we will immediately accept and promptly pay for all Shares tendered during the subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. Notwithstanding the foregoing or any other provisions of the Offer, but subject to the terms and conditions of the Merger Agreement (including only after complying with any obligation to extend the Offer pursuant to the Merger Agreement), Genesys and Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) (relating to Offeror’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) promulgated under the Exchange Act, pay for and may, to the extent expressly permitted by the Merger Agreement, delay the acceptance for payment of or the payment for, any Shares until all conditions to the Offer have been satisfied.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Offeror shall cause the Depository to pay for all Shares so accepted for payment promptly following such deposit. Genesys shall provide or cause to be provided to Offeror on a timely basis the funds necessary to purchase any Shares that Offeror becomes obligated to purchase pursuant to the Offer. In the event that Offerer and Genesys shall provide for a “subsequent offering period” pursuant to Rule 14d-11 under the Exchange Act, Offeror shall immediately accept and promptly pay for all Shares tendered during each such “subsequent offering period,” in each case in accordance with Rule 14d-11 under the Exchange Act.

In all cases (including during any subsequent offering period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of:

•

certificates for such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in Section 3 “Procedure for Accepting the Offer and Tendering Shares — Book-Entry Delivery”);

•

a properly completed and duly executed Letter of Transmittal, with any required signature guarantees or an Agent’s Message (as defined in Section 3 “Procedure for Accepting the Offer and Tendering Shares — Book-Entry Delivery”) in connection with a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3 “Procedure for Accepting the Offer and Tendering Shares.”

For purposes of the Offer, we will be deemed to have accepted for payment the validly tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

If we do not accept for payment any validly tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or issue new certificates)

representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 “Procedure for Accepting the Offer and Tendering Shares,” the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

3. Procedure for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal, properly completed and signed, together with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (1) you must deliver certificates for the Shares representing the validly tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility or (2) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (1) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (2) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (3) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (1) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (2) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates for the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates for the Shares.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Time or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Time; and

•

the certificates for all such validly tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within three (3) NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Backup Withholding Tax. A noncorporate Holder (as defined in Section 5 “Material U.S. Federal Income Tax Considerations”) may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the exchange of Shares pursuant to the Offer or the Merger unless an exemption applies. For an exemption to apply to a U.S. Holder (as defined in Section 5 “Material U.S. Federal Income Tax Considerations”), such U.S. Holder must (1) timely provide the Depositary with a correct taxpayer identification number and otherwise comply with certain certification procedures (generally, by providing a properly completed IRS Form W-9 included with the Letter of Transmittal) or (2) otherwise establish to the satisfaction of the Depositary that such U.S. Holder is exempt from backup withholding tax. For an exemption to apply to a Non-U.S. Holder (as defined in Section 5 “Material U.S. Federal Income Tax Considerations”), such Non-U.S. Holder must (a) certify under penalties of perjury on an appropriate and properly completed IRS Form W-8 that such Non-U.S. Holder is not a U.S. person (provided that the Depositary does not have actual knowledge or reason to know that the Holder is a U.S. person), or (b) otherwise establish to the satisfaction of the

Depositary that such Non-U.S. Holder is exempt from backup withholding tax. For a more detailed discussion of backup withholding tax, see Section 5 “Material U.S. Federal Income Tax Considerations.”

Appointment of Proxy. By executing a Letter of Transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be irrevocable and coupled with an interest in the validly tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of SoundBite’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies will be effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of SoundBite’s stockholders.

Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4. Withdrawal Rights.

Except as described in this Section 4, validly tendered Shares made in the Offer are irrevocable. If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the Expiration Time. In addition, if we have not accepted your Shares for payment within 60 days of the commencement of the Offer, you may withdraw them at any time after that 60-day period until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered at any time before the Expiration Time by again following any of the procedures described in Section 3 “Procedure for Accepting the Offer and Tendering Shares.”

If we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered in such subsequent offering period or to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5. Material U.S. Federal Income Tax Considerations.

The following is a general summary of the material U.S. federal income tax considerations to a beneficial owner of Shares (a “Holder”) who exchanges Shares for cash pursuant to the Offer (including during a subsequent offering period) or the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all as in effect as of the date hereof. Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in U.S. federal income tax considerations significantly different from those summarized herein. We have not sought, and do not intend to seek, any ruling from the IRS or any other taxing authority with respect to any of the U.S. federal income tax considerations summarized herein, and there can be no assurance that the IRS will not challenge any of the considerations summarized herein, or that a court will not sustain any such challenge by the IRS.

For purposes of this discussion, the term “U.S. Holder” means a Holder that is, for U.S. federal income tax purposes:

•	a citizen or an individual resident of the United States;

•

a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust which (1) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a Holder (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of the exchange of Shares for cash pursuant to the Offer or the Merger.

This summary is for general information only and does not constitute tax advice. This summary does not address all aspects of U.S. federal income taxation that may be relevant to Holders in light of their particular circumstances. In addition, this discussion does not apply to certain categories of Holders that are subject to special treatment under the U.S. federal income tax laws, such as (1) banks, financial institutions or insurance companies, (2) regulated investment companies or real estate investment trusts, (3) brokers or dealers in securities or currencies or traders in securities that elect mark-to-market treatment, (4) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (5) controlled foreign corporations or passive foreign investment companies, (6) Holders that exercise appraisal rights in connection with the Merger, (7) Holders that acquired Shares in connection with the exercise of employee stock options or otherwise as compensation for services, (8) Holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, (9) Holders that are liable for the “alternative minimum tax” under the Code, (10) U.S. Holders whose functional currency is not the U.S. dollar, (11) subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, or (12) U.S. expatriates. This discussion does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. In addition, this discussion applies only to Holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and assumes that the Shares are not “United States real property interests” within the meaning of Section 897 of the Code.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

U.S. Holders. The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between (1) the amount of cash received and (2) such U.S. Holder’s adjusted tax basis in its Shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Shares exchanged were held for more than one year as of the date of exchange. Long-term capital gains of noncorporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired for the same cost in the same transaction) exchanged for cash pursuant to the Offer or the Merger.

Certain U.S. Holder’s that are individuals, estates or certain trusts will be required to pay an additional 3.8% tax on, among other things, net gain from the disposition of certain property, including the Shares. If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor with respect to the potential application of this additional tax.

Non-U.S. Holders. Payments made to a Non-U.S. Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax, unless: (1) the gain, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax on a net basis under regular graduated income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or (2) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the Shares are exchanged and certain other conditions are met, in which event gain recognized by the Non-U.S. Holder will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), but generally may be offset by U.S. source capital losses recognized by the Non-U.S. Holder during the same taxable year.

Information Reporting and Backup Withholding Tax. Payments made to a Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger will be reported to the Holder and the IRS to the extent required by the Code and applicable Treasury Regulations. In addition, a noncorporate Holder may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the exchange of Shares pursuant to the Offer or the Merger unless an exemption applies. For an exemption to apply to a U.S. Holder, such U.S. Holder must (1) timely provide the Depositary with a correct taxpayer identification number and otherwise comply with certain certification procedures (generally, by providing a properly completed IRS Form W-9 included with the Letter of Transmittal) or (2) otherwise establish to the satisfaction of the Depositary that such U.S. Holder is exempt from backup withholding tax. For an exemption to apply to a Non-U.S. Holder, such Non-U.S. Holder must (a) certify under penalties of perjury on an appropriate and properly completed IRS Form W-8 that such Non-U.S. Holder is not a U.S. person (provided that the Depositary does not have actual knowledge or reason to know that the Holder is a U.S. person), or (b) otherwise establish to the satisfaction of the Depositary that such Non-U.S. Holder is exempt from backup withholding tax. Each Non-U.S. Holder is urged to consult its own tax advisor to determine which IRS Form W-8 is appropriate in such Non-U.S. Holder’s case. If Shares are held through a non-U.S. partnership or other flow-through entity, certain documentation requirements also may apply to the partnership or other flow-through entity.

Backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules from a payment to a Holder generally will be allowed as a refund or credit against such Holder’s U.S. federal income tax liability, provided that such Holder timely furnishes the required information to the IRS.

6. Price Range of Shares; Dividends.

The Shares are listed and principally traded on NASDAQ under the symbol “SDBT.” The following table sets forth for the periods indicated the high and low sales prices per Share on NASDAQ as reported in published financial sources:

	High	Low
2010
First Quarter	$3.15	$2.33
Second Quarter	$3.38	$2.75
Third Quarter	$3.29	$2.60
Fourth Quarter	$3.00	$2.55
2011
First Quarter	$3.00	$2.40
Second Quarter	$2.75	$2.20
Third Quarter	$3.15	$2.25
Fourth Quarter	$2.81	$2.09
2012
First Quarter	$3.33	$2.13
Second Quarter	$3.07	$2.26
Third Quarter	$2.67	$2.05
Fourth Quarter	$3.10	$2.23
2013
First Quarter	$3.15	$2.57
Second Quarter (through June 3, 2013)	$5.13	$2.78

In the fourth quarter of 2012, SoundBite declared and paid a special cash dividend of $0.50 per Share that totaled $8.3 million in the aggregate. Prior to this, SoundBite has not previously paid any dividends. Under the terms of the Merger Agreement, SoundBite is not permitted to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other equity interests, property or otherwise, with respect to any capital stock of SoundBite or its subsidiaries. If we acquire control of SoundBite, we currently intend that no dividends will be declared on the shares of SoundBite Common Stock prior to the Merger Effective Time.

On May 20, 2013, the last full trading day before the joint press release of Genesys and SoundBite announcing the execution of the Merger Agreement, the reported closing price for the Shares on the NASDAQ was $2.99 per Share. On June 3, 2013, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on the NASDAQ was $4.97 per Share. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If the Offer is consummated but the Merger does not take place or is delayed, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Offeror. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount per Share equal to the Offer Price, payable without interest and less taxes required to be withheld. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders may receive payment for their Shares before non-tendering stockholders.

Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on NASDAQ, the market for the Shares could be adversely affected. According to NASDAQ’s published guidelines, the Shares would not meet the criteria for continued listing on NASDAQ if, among other things, the number of publicly held Shares were less than 750,000, the aggregate market value of the publicly held Shares were less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the listing of Shares on NASDAQ would be discontinued and the market for the Shares could be adversely affected. In the event the Shares were no longer listed on NASDAQ, price quotations for the Shares might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of SoundBite to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of SoundBite subject to registration, would substantially reduce the information required to be furnished by SoundBite to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to

Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to SoundBite. Furthermore, “affiliates” of SoundBite and persons holding “restricted securities” of SoundBite may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or reporting on NASDAQ. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause SoundBite to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on NASDAQ will be terminated following the completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer the Shares might not constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning SoundBite.

SoundBite is a Delaware corporation with principal executive offices at 22 Crosby Drive, Bedford, Massachusetts 01730. The telephone number of SoundBite’s principal executive offices is (781) 897-2500.

The following description of SoundBite and its business is based upon SoundBite’s Annual Report on Form 10-K for the year ended December 31, 2012, and is qualified in its entirety by reference to such Annual Report on Form 10-K.

SoundBite provides cloud-based, multi-channel services that enable businesses to design, execute and measure customer communication campaigns for a variety of marketing, customer care, and collection and payment processes. Clients can use SoundBite’s services to improve customer experience management by communicating proactively with their customers through automated voice messaging, predictive dialing, text messaging, emails and web communications that are relevant, timely, personalized and engaging. SoundBite’s services are provided using a multi-tenant, cloud-based architecture that enables SoundBite to serve all of its clients cost-effectively.

In 2012 SoundBite’s services were used by more than 450 businesses located in the United States and Europe, including approximately 25 Global 500 and 50 Fortune 500 companies. These businesses included 7 of the 10 largest global issuing banks, 5 of the 10 largest U.S. telecommunications and media providers, 4 of the 10 largest U.S. retailers, 7 of the 10 largest U.S. utility providers, and approximately 60 accounts receivable management agencies.

SoundBite serves two global markets: hosted contact centers and mobile marketing. SoundBite’s hosted contact center services are used primarily by companies in the accounts receivable management (or collections), energy and utilities, financial services, retail, and telecommunications industries. SoundBite’s mobile marketing client base consists principally of companies in the consumer package goods, retail, and telecommunications and media industries.

SoundBite Projections. SoundBite does not as a matter of course make public long-term projections of its expected financial performance due to the unpredictability of the underlying assumptions and estimates. In connection with Genesys’ evaluation of a potential transaction with SoundBite, SoundBite provided Genesys with internal, non-public, financial projections for the fiscal year ending December 31, 2013, on a quarterly basis.

Set forth in the table below is a summary of the projections. This summary should be evaluated, if at all, in conjunction with SoundBite’s historical financial statements and other information regarding SoundBite contained elsewhere in this Offer to Purchase, in the Schedule 14D-9 and SoundBite’s public filings with the SEC.

(in thousands of $)	March 31, 2013E(1)	June 30, 2013E	September 30, 2013E	December 31, 2013E
Revenues	11,450	11,675	13,368	15,015
Cost of revenues	4,652	4,579	4,942	5,360
Total operating expenses	7,837	7,619	7,474	7,570
Operating (loss) income	(1,039)	(522)	952	2,085
Adjusted EBITDA(2)	(688)	(171)	1,303	2,437
Pro Forma EBITDA(3)	(43)	434	1,888	3,022

(1)	For the actual March 31, 2013 financial results, see the Company’s Quarterly Report on Form 10-Q for the quarter ended on March 31, 2013.
(2)	Non-GAAP measure. EBITDA, or earnings before interest, taxes, depreciation and amortization, equals net loss less interest income, foreign currency exchange gains and tax benefit, plus foreign currency exchange losses and depreciation and amortization expense. Adjusted EBITDA is a measure of financial performance that the Company calculates as EBITDA plus stock-based compensation expense, increases in adjustments to contingent consideration and severance expense, less decreases in adjustments to contingent consideration.
(3)	Non-GAAP measure. Pro Forma EBITDA is calculated as Adjusted EBITDA less expenses associated with ongoing compliance requirements of the Company under the Exchange Act, the rules and regulations of The NASDAQ Stock Market and other legal and regulatory requirements applicable to the Company as a result of its registration as a public company under the Exchange Act. These expenses include salaries and benefits for incremental accounting and finance personnel, the fees of outside (non-employee) directors, the costs of SEC reporting (including related fees of outside legal counsel), additional premiums for director and officer insurance and incremental accountant fees for audits and tax advice.

The inclusion of the projections in this Offer should not be regarded as an indication that any of Genesys, Offeror, SoundBite or their respective affiliates or representatives considered, or now consider, the projections to be a reliable prediction of actual future events or results, and the projections should not be relied upon as such. The projections are being provided in this Offer to Purchase only because SoundBite made them available to Genesys and Offeror in connection with their due diligence review of SoundBite. None of Genesys, Offeror, SoundBite or any of their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and each of them disclaims any obligation to, update, revise or correct the projections if any of them are or become inaccurate (even in the short term).

The projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. generally accepted accounting principles, or “GAAP”. Neither SoundBite’s independent registered public accounting firm, nor any other independent accountants, nor SoundBite’s financial advisor has compiled, examined or performed any procedures with respect to the prospective financial information included above, or expressed any opinion or any other form of assurance on such information or its achievability. The projections may differ from publicized analysts estimates and forecasts.

The projections reflect numerous estimates and assumptions made by SoundBite including industry performance, general business, economic, competitive, regulatory, market and financial conditions and other future events, as well as matters specific to SoundBite’s business, all of which are difficult to predict and many of which are beyond SoundBite’s control. The projections reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and frequent revisions attributable to the volatility of SoundBite’s industry and based on actual experience and business developments. As a result, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results. The projections cannot, therefore, be considered a guaranty of future operating results, and the projections should not be relied upon as such.

The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding SoundBite contained in SoundBite’s public filings with the SEC. The projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Offer and the Merger. Further, the projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

SoundBite’s shareholders are cautioned not place undue, if any, reliance on the projections described in this Offer to Purchase.

Additional Information. SoundBite is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. SoundBite’s filings are also available to the public from commercial document retrieval services and at the SEC’s Web site at http://www.sec.gov.

9. Certain Information Concerning Genesys and Offeror.

Genesys is a California corporation with its principal executive offices at 2001 Junipero Serra Blvd., Daly City, CA 94014. The telephone number of Genesys’ principal executive offices is (888) 436-3797.

Genesys is a leading provider of customer engagement and contact center solutions. With more than 3,000 customers in 80 countries, Genesys orchestrates more than 100 million customer interactions every day across the contact center and back office, helping companies deliver fast and optimal levels of customer service with a highly personalized cross-channel customer experience. Genesys also prioritizes the flow of work to back office personnel resulting from any customer interaction, internal workflow or business application, optimizing the performance and satisfaction of customer-facing employees across the enterprise.

Offeror is a Delaware corporation incorporated on May 2, 2013, with its principal executive offices at 2001 Junipero Serra Blvd., Daly City, CA 94014. The telephone number of Offeror’s principal executive offices is (888) 436-3797. To date, Offeror has engaged in no activities other than those incidental to Offeror’s formation, entry into the Merger Agreement and commencement of the Offer. Offeror is a direct wholly-owned subsidiary of Genesys.

Each of Genesys and Offeror are indirect wholly-owned subsidiaries of Greeneden U.S. Holdings II, LLC, a Delaware limited liability company (“Holdco”). Holdco is controlled by Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P., which are investment funds advised by Permira Advisers LLC. Genesys, Offeror and Holdco are referred to as the Offeror Group.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Genesys and Offeror, of each member of the Operating Committee of Holdco, and certain other information are set forth on Schedule I hereto.

Except as set forth elsewhere in this Offer to Purchase, or Schedule I to this Offer to Purchase, respectively: (1) none of the Offeror Group, and, to Genesys’ and Offeror’s knowledge, the persons listed in Schedule I hereto, respectively, or any associate or majority owned subsidiary of the Offeror Group, or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of SoundBite; (2) none of the Offeror Group and, to Genesys’ and Offeror’s knowledge, the persons or entities referred to in clause (1) above, has effected any transaction in the Shares or any other equity securities of SoundBite during the past 60 days; (3) none of the Offeror Group and, to Genesys’ and Offeror’s knowledge, the persons listed in Schedule I to this Offer to Purchase, respectively, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of SoundBite (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (4) during the two years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no transactions between the Offeror Group, their subsidiaries or, to Genesys’ and Offeror’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, respectively, on the one hand, and SoundBite or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (5) during the two (2) years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror Group, their subsidiaries or, to Genesys’ and Offeror’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, respectively, on the one hand, and SoundBite or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (6) none of the Offeror Group and, to Genesys’ and Offeror’s knowledge, the persons listed in Schedule I to this Offer to Purchase, respectively, has been convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors); and (7) none of the Offeror Group and, to Genesys’ and Offeror’s knowledge, the persons listed in Schedule I to this Offer to Purchase, respectively, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

10. Source and Amount of Funds.

We will need approximately $96.1 million to purchase all Shares validly tendered in the Offer, to cash out certain employee options, to pay related fees and expenses and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer. Genesys will provide us with the necessary funds to satisfy these obligations. Consummation of the Offer is not conditioned upon obtaining or funding of any financing arrangements.

We do not believe that our financial condition is relevant to a decision by the holders of the Shares whether to tender Shares and accept the Offer because:

•

the Offer is being made for all outstanding Shares solely for cash, and if the holders of Shares tender their Shares and we accept the Shares for payment, they will not have any continuing interest in SoundBite or Genesys;

•	consummation of the Offer is not subject to any financing condition;

•	if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same price per share paid in the Offer; and

•

we, through our direct parent company, Genesys, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

11. Background of the Offer.

Information in this section regarding telephone conversations, meetings and other contacts or activities that did not involve Genesys, Offeror or representatives of Genesys or Offeror has been furnished by SoundBite.

On February 14, 2013, representatives of US Arma Partners LP, SoundBite’s financial advisor (“Arma”), contacted representatives of Permira, to inform Permira that SoundBite was exploring strategic alternatives and to gauge Permira and/or Genesys’ interest in participating in a potential process to acquire SoundBite.

In order for SoundBite and Genesys to enter into further discussions regarding the potential sales process, SoundBite and Holdco executed the Confidentiality Agreement (as defined below) on February 27, 2013.

On March 6, 2013, an initial management meeting was held at Genesys’ headquarters in Daly City, California among key management members of SoundBite, including James A. Milton and Bob Leahy, and Genesys, including James Budge and Steven Rust, and representatives from Permira and Arma. During these meetings, SoundBite provided Genesys with due diligence information, including a review of SoundBite’s strategy, operations and financial performance. Following this meeting select members of the Operating Committee of Holdco (the “Operating Committee”) were kept up to date on Genesys’ conversations with SoundBite.

On March 14, 2013, Genesys and SoundBite held a meeting by teleconference during which SoundBite gave a presentation reviewing its technology and product offerings and providing a demonstration of its product offerings.

On March 22, 2013, Arma sent, via email to Genesys and Permira, an invitation to submit a non-binding offer to purchase all of the outstanding Shares of SoundBite. The deadline to submit a bid was 2:00 p.m. PST on April 5, 2013.

On March 27, 2013, a second management meeting was held at the offices of K&L Gates, LLP (“K&L”), counsel to SoundBite, in Boston, Massachusetts among key management members of SoundBite, including James A. Milton and Bob Leahy, and Genesys, including Paul Segre, James Budge and Steven Rust, as well as representatives from Permira and Arma. During this meeting SoundBite provided Genesys with further due diligence information, including a more detailed discussion of each key functional area of the business.

In late March, Genesys retained Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) to provide legal advisory services in connection with a possible transaction with SoundBite.

On April 5, 2013, Genesys submitted a written preliminary non-binding bid to acquire SoundBite for a purchase price reflecting an enterprise value of $70 million which bid was subject to Genesys’ further due diligence, the negotiation and execution of mutually acceptable definitive agreements and the approval of the Operating Committee. The preliminary non-binding bid provided that the acquisition would not be subject to a financing condition.

On April 10, 2013, an online data room was opened by Arma through which SoundBite made due diligence materials available to its bidders, including Genesys and its representatives. On April 11, 2013, Genesys held a kick-off meeting among key employees across several operational groups, to discuss the diligence plan and bid process generally. Following this meeting, Genesys, with the help of its advisors, began to evaluate SoundBite based on information made available in the online data room.

On April 16, 2013, representatives of Genesys sent a preliminary due diligence request list to Arma, which listed desired materials not already made available in the online data room.

As part of the bid process, on April 18, 2013, Arma sent Genesys an invitation to submit a final proposal for the acquisition of SoundBite, including the final price per Share to acquire 100% of the capital stock of SoundBite, a description of its proposed financing sources and comments to SoundBite’s draft of the Merger Agreement. The final proposal and a mark-up of the Merger Agreement were due by 2:00 p.m. PST on May 3, 2013. The next day a bid draft of the Merger Agreement was posted to the data room. Genesys and its legal counsel, Fried Frank, began a review of the agreement.

In mid-April, Genesys retained PricewaterhouseCoopers, LLP (“PWC”) to provide financial, tax and human resources advisory services, in connection with a possible transaction with SoundBite.

On April 22, 2013, a due diligence call was held among representatives from SoundBite, Genesys, Fried Frank and K&L to discuss the preliminary due diligence request list previously submitted by Genesys. Following the call, Fried Frank and K&L continued to exchange various communications relating to due diligence matters and Genesys management as well as PWC simultaneously conducted commercial and financial due diligence. These communications continued throughout the period leading up to the signing of the Merger Agreement.

On April 30, 2013, representatives of Genesys and Permira and representatives of Arma discussed, via teleconference, certain components of the invitation to submit a final proposal, including certain financial assumptions underlying Genesys’ final proposal.

On May 1, 2013, the Operating Committee met and approved Genesys’ management’s recommendation to submit a final non-binding proposal for the acquisition of SoundBite. On the same day, a draft of the disclosure schedules were made available in the data room.

On May 3, 2013, Genesys submitted a formal final non-binding proposal, offering $4.40 per Share of SoundBite, along with a mark-up of the Merger Agreement and disclosure schedules. The May 3, 2013 offer letter indicated that the transaction would be subject to satisfactory completion of remaining due diligence items and negotiation of definitive agreements and would not be subject to a financing condition.

On May 4, 2013, Jim Schroder from Arma called Phil Guinand from Permira, a member of Holdco’s Operating Committee, to discuss Genesys’ offer price. Mr. Schroder stated that Genesys’ bid was attractive but not the highest price.

Following this discussion, a call was held with representatives of the Operating Committee on May 4, 2013 to consider Arma’s request to increase the offer price. On this call, the Operating Committee agreed that Genesys would be prepared to increase its non-binding offer to $5.00 if SoundBite would agree to a customary exclusivity period to complete negotiation of definitive agreements and remaining due diligence items. On that same day, Mr. Guinand called Mr. Schroder from Arma to communicate Genesys’ new offer price of $5.00.

After further discussions between representatives of Arma, Permira, Fried Frank and K&L Gates, later that same day Holdco and SoundBite executed an exclusivity agreement (the “Exclusivity Agreement”) confirming Genesys’ revised offer price of $5.00 per Share, and providing that SoundBite would negotiate solely with Genesys regarding a strategic transaction during exclusivity period through May 17, 2013, and providing for an automatic extension of the exclusivity period through May 24, 2013. The Exclusivity Agreement provided that it would terminate automatically in the event Genesys proposed to decrease its bid from $5.00 per Share, Genesys failed to re-confirm its bid on May 10, 2013 or, following May 17, 2013, SoundBite provided notification to Genesys that it was irrevocably terminating discussion with Genesys regarding a potential transaction.

In the period between May 4, 2013 and May 20, 2013, Genesys completed confirmatory due diligence, which included customer checks as well as follow-up legal and financial diligence.

On May 6, 2013, Fried Frank distributed an initial draft of the form of Support Agreement to K&L. On the same day, representatives of Genesys discussed the status of due diligence and the transaction documents with representatives of Arma.

In the afternoon of May 8, 2013, K&L distributed a revised draft of the Merger Agreement and disclosure schedules. On May 9, 2013, K&L distributed a revised draft of the form of Support Agreement. On May 10, 2013, representatives of Fried Frank and K&L discussed and negotiated via teleconference outstanding issues in the Merger Agreement, form of Support Agreement and disclosure schedules. During the afternoon of May 10, 2013, Fried Frank provided comments to the draft Merger Agreement and the disclosure schedules. Following this date, Fried Frank and K&L continued to engage in negotiations on the terms of the Merger Agreement, disclosure schedules and form of Support Agreement.

On May 10, 2013, per the terms of the Exclusivity Agreement, Genesys provided SoundBite a letter confirming the offer price of $5.00 per Share.

In the afternoon of May 18, 2013, SoundBite informed Genesys that the SoundBite Board had unanimously approved the transactions contemplated by the Merger Agreement and that it intended, in its Schedule 14D-9 filing with the SEC, to recommend that its stockholders tender their Shares into the Offer.

On May 18, 2013, the Operating Committee held a meeting to discuss the acquisition of SoundBite at $5.00 per Share. During the meeting it was noted that execution of the Merger Agreement was subject to the approval of the Investment Committee of Permira. Updates on confirmatory due diligence, a discussion of financing and a review of preliminary integration plans were also discussed at this meeting. Subject to the further approval of Permira’s Investment Committee, the Operating Committee indicated it approved the transactions contemplated by the Merger Agreement.

On May 18, 2013, Steven Rust of Genesys confirmed to James A. Milton that the approval of the transaction by the Operating Committee had been obtained, subject to receipt of approval by Permira’s Investment Committee. Steven Rust indicated that Permira would consider the transaction on May 20, 2013.

On Monday May 20, 2013, the Investment Committee of Permira approved the Merger Agreement and the transactions contemplated thereby and Genesys informed SoundBite that Genesys was prepared to finalize the Merger Agreement. Later that day, the Merger Agreement, disclosure schedules and Support Agreements were finalized and executed.

Later that same day, Genesys and SoundBite issued a joint press release announcing the transaction. A copy of the joint press release is attached as an exhibit to the Schedule TO and is incorporated herein by reference.

12. Purpose of the Offer; Plans for SoundBite; Stockholder Approval; Appraisal Rights.

Purpose of the Offer. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, SoundBite. The Offer, as the first step in the acquisition of SoundBite, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of SoundBite not purchased pursuant to the Offer or otherwise.

Plans for SoundBite. Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of SoundBite, the disposition of securities of SoundBite, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving SoundBite, the sale or transfer of a material amount of assets of SoundBite, any material changes in SoundBite’s present dividend policy, indebtedness, capitalization, corporate structure, business or any material change to the composition of SoundBite’s management or the SoundBite Board.

After completion of the Offer and the Merger, Genesys expects to work with the management of SoundBite to evaluate and review SoundBite and its business, assets, corporate structure, operations, properties and strategic alternatives, and to integrate SoundBite into Genesys’ business. As a result of this review and integration, it is possible that Genesys could implement changes to the business or capitalization of SoundBite that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations, including the winding up of the separate existence of SoundBite and the integration of the business and operations of SoundBite into Genesys. In addition, in connection with integrating the corporate structures of SoundBite and Genesys, Genesys may determine to reorganize, merge or consolidate SoundBite with one or more domestic or foreign subsidiaries of Genesys. Genesys reserves the right to change its plans and intentions at any time, as it deems appropriate.

After completion or termination of the Offer, we may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon terms and at prices as we determine, which may be more or less than the price paid in the Offer. If we do not acquire sufficient Shares in the Offer, including any subsequent offering period, to complete the Merger under the short-form merger provisions of the DGCL without a vote of SoundBite stockholders, we expect to acquire additional Shares by exercising the top-up option, subject to the limitations set forth in the Merger Agreement.

After the purchase of the Shares in the Offer, we will be entitled to appoint our representatives to the SoundBite Board in proportion to the aggregate ownership by us and Genesys of the outstanding Shares, as described below under the caption “Directors” in Section 13 “The Transaction Documents — The Merger Agreement.” After completion of the Offer and the Merger, SoundBite will be a direct wholly-owned subsidiary of Genesys.

Stockholder Approval. If we acquire (including by exercise of the top-up option) outstanding Shares (including any top-up option shares) sufficient to reach the Short-Form Threshold (at least 90% of the outstanding Shares), we believe we could, and we intend to, effect a merger under the short-form merger provisions of the DGCL (a “Short-Form Merger”) without a vote of SoundBite stockholders. If we consummate the Offer but do not reach the Short-Form Threshold, we will have to seek adoption of the Merger Agreement by SoundBite’s stockholders. Adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding Shares, including the Shares owned and purchased by us pursuant to the Offer or otherwise, voting as a single class (the “Stockholder Approval”). Thus, assuming that the Minimum Condition is satisfied, upon consummation of the Offer, we would own sufficient Shares to enable us, without the vote of any other SoundBite stockholder, to satisfy the Stockholder Approval necessary to adopt the Merger Agreement and effect the Merger. If stockholder approval is required to effect the Merger, SoundBite has agreed to duly set a record date for, call, give notice of, convene and hold a special meeting of SoundBite’s stockholders as promptly as reasonably practicable following the expiration of the Offer in accordance with its certificate of incorporation, bylaws and applicable law to consider and take action on adoption of the Merger Agreement and to not postpone or adjourn such special meeting unless required to comply with applicable law.

Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning SoundBite and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction. Offeror and Genesys believe that Rule 13e-3 will not be applicable to the Merger because the Merger will be effected within one year following the consummation of the Offer and, in the Merger, Stockholders will receive the same price per Share as paid in the Offer.

Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares who have neither voted in favor of the Merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under the DGCL. Each such holder will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the effectuation of the Merger) and to receive payment of such judicially determined amount in cash, together with a fair rate of interest, if any, determined by a Delaware court for Shares held by such holder. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price paid per Share pursuant to the Offer or the price per Share to be paid in the Merger. Holders of Shares should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under Section 262 of the DGCL. Moreover, the Surviving Corporation may argue in an appraisal preceding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses her, his or its rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to SoundBite a written withdrawal of the demand for appraisal by the date set forth in the appraisal notice to be delivered to the holders of the Shares as provided in the DGCL. Failure to comply with the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected by way of a Short-Form Merger pursuant to the provisions of the DGCL without a vote of SoundBite stockholders, in which case they will be set forth in the notice of Merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the DGCL.

13. The Transaction Documents.

The Merger Agreement.

The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO (the “Schedule TO”) of which this Offer to Purchase forms a part, and is incorporated herein by reference. A copy of the Merger Agreement may be obtained in the manner set forth in Section 8 “Certain Information Concerning SoundBite.” For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about Genesys, Offeror or SoundBite. Such information can be found elsewhere in this Offer to Purchase.

The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date of the Merger Agreement, but in no event later than June 4, 2013 (or such other date as the parties mutually agree in writing). The obligations of Offeror to (and the obligations of Genesys to cause Offeror to) accept for payment, and pay for, any Shares tendered pursuant to the Offer and not withdrawn on or prior to the Expiration Time are subject only to (1) the satisfaction of the Minimum Condition and (2) the satisfaction or waiver by Offeror of the other conditions contemplated by the Merger Agreement that are described in Section 15 “Conditions of the Offer.” (such conditions, together with the Minimum Condition, the “Offer Conditions”).

The Offer Conditions are for the sole benefit of Genesys and Offeror, and Offeror expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of SoundBite, Offeror cannot:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	waive or amend the Minimum Condition;

•	add to the Offer Conditions or in any way modify any Offer Condition in any manner adverse to the holders of the Shares;

•	extend the Offer (except as required or permitted by the terms of the Merger Agreement);

•	change the form of consideration payable in the Offer; or

•	otherwise amend the Offer in any manner adverse to the holders of Shares.

The Merger Agreement provides that if, on any then-scheduled Expiration Time, any Offer Condition is not satisfied or has not been waived (to the extent waivable in accordance with the Merger Agreement), we must extend the Offer on one or more occasions in consecutive increments of up to ten business days each following each previously scheduled Expiration Time, the length of each such period (subject to the foregoing ten business day limitation) to be determined by Genesys in its sole discretion (or for such longer period as the parties to the Merger Agreement may agree), until the earlier of (1) such time as all Offer Conditions are satisfied or waived, (2) the date on which the Merger Agreement is terminated in accordance with its terms or (3) November 20, 2013 (the “End Date”). Notwithstanding the foregoing, we must extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, or its staff.

Subsequent Offering Period. The Merger Agreement provides that, in the event the Acceptance Date occurs and the Offeror has not acquired a sufficient number of Shares to reach the Short-Form Threshold, Offeror must provide one or more “subsequent offering periods” for the Offer in accordance with Rule 14d-11 under the Exchange Act for a number of days to be determined by Genesys, but not less than three nor more than twenty business days in the aggregate for all such “subsequent offering periods.”

Top-Up Option. Pursuant to the Merger Agreement, SoundBite has granted us an irrevocable option (the “top-up option”), for so long as the Merger Agreement has not been terminated pursuant to its terms, to purchase from SoundBite the lowest number of authorized and unissued shares of SoundBite Common Stock (the “top-up option shares”) that, when added to the number of Shares owned by Offeror as of immediately prior to the exercise of the top-up option, constitutes one Share more than 90% of the sum of (i) the total number of Shares outstanding immediately after the issuance of the top-up option shares plus (ii) the total number of Shares that are issuable within ten business days after the issuance of the top-up option shares upon the vesting, conversion or exercise of all outstanding warrants, options, rights, restricted stock unit awards, convertible or exchangeable securities and similar rights, regardless of the conversion or exercise price or other terms and conditions thereof. The top-up option is only exercisable by us in whole, and not in part, at any time at or after the Acceptance Date and prior to the earlier to occur of (1) the Merger Effective Time and (2) the fifth business day after the Expiration Time or, if applicable, the expiration date of any “subsequent offering period.”

The top-up option is not exercisable (1) to the extent that the number of top-up option shares would exceed the number of then authorized and unissued shares of SoundBite Common Stock that are not otherwise reserved or committed to be issued and (2) unless, immediately after such exercise and the issuance of the top-up option shares pursuant thereto, the Short-Form Threshold would be reached (after giving effect to the issuance of the top-up option shares). The obligation of SoundBite to issue and deliver the top-up option shares upon the exercise of the top-up option is subject to the conditions that (A) no provision of any applicable law prohibits the exercise of the top-up option or the delivery of the top-up option shares in respect of such exercise, (B) upon exercise of the top-up option, the number of Shares owned, directly or indirectly, by Genesys or Offeror constitutes one share of SoundBite Common Stock more than 90% of the aggregate number of Shares that will be outstanding immediately after the issuance of the top-up option shares, (C) the number of top-up option shares issued pursuant to the top-up option shall in no event exceed the number of authorized and unissued shares of SoundBite Common Stock not otherwise reserved for issuance for outstanding options or other obligations of SoundBite, (D) Offeror shall have accepted for payment and paid for all Shares validly tendered in the Offer and not validly withdrawn pursuant to the terms of the Merger Agreement and (E) the issuance of the top-up option shares pursuant to the top-up option would not require approval by SoundBite’s stockholders under applicable law (excluding, for the avoidance of doubt, any rules or regulations of NASDAQ that require stockholder approval).

If the top-up option is exercised, the aggregate purchase price for the top-up option shares will be an amount determined by multiplying the number of top-up option shares by the Offer Price, without interest. Such purchase price may be paid by Offeror, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such top-up option shares and by executing and delivering to SoundBite a promissory note, having a principal amount equal to the balance of the remaining aggregate purchase price, or any combination of cash and such promissory note. If the top-up option is exercised, the parties have agreed to use their reasonable best efforts to cause the Short-Form Merger to occur as promptly as practicable following the issuance of the top-up option shares.

Directors. The Merger Agreement provides that, following the Acceptance Time, Offeror will be entitled to designate such number of directors on the SoundBite Board (rounded up to the nearest whole number) as will give Offeror representation on the SoundBite Board equal to the product of (i) the total number of directors on the SoundBite Board (after giving effect to the election of such directors) multiplied by (ii) the percentage that the number of Shares beneficially owned by Genesys or Offeror (including Shares accepted for payment in the Offer) bears to the total number of Shares outstanding on a Fully Diluted basis. SoundBite is required under the Merger Agreement to, upon the request of Offeror, promptly increase the size of the Board or secure the resignations of such number of directors as is necessary to provide Offeror with such level of representation and must cause Offeror’s designees to be elected or appointed.

Notwithstanding the rights described in the preceding paragraph, until the Merger Effective Time, the SoundBite Board will include at least three directors who were members of the SoundBite Board on the date of the Merger Agreement and who qualify as independent directors for purposes of the continued listing requirements of NASDAQ (such directors, the “Independent Directors”).

During the time, if any, that Offeror’s designees constitute a majority of the SoundBite Board prior to the Merger Effective Time, in addition to any other applicable approvals, a majority of Independent Directors then in office will be required for any:

•	amendment or modification of the Merger Agreement;

•	termination of the Merger Agreement by SoundBite;

•	extension of time for performance of any of the obligations of Genesys or Offeror under the Merger Agreement;

•	waiver of any condition to SoundBite’s obligations or any of SoundBite’s rights under the Merger Agreement; or

•	amendment to SoundBite’s certificate of incorporation or by-laws.

The Merger. The Merger Agreement provides that, at the Merger Effective Time, Offeror will be merged with and into SoundBite. Following the Merger, the separate corporate existence of Offeror will cease, and SoundBite will continue as the Surviving Corporation, becoming a wholly owned subsidiary of Genesys. At the Merger Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of SoundBite and Offeror, and all liabilities, debts and duties of SoundBite and Offeror will become the liabilities, debts and duties of the Surviving Corporation.

Certificate of Incorporation; By-laws; Directors and Officers of the Surviving Corporation. At the Merger Effective Time, the certificate of incorporation of SoundBite will be amended and restated to read in its entirety in the form of certificate of incorporation attached to the Merger Agreement and, as amended, will be the certificate of incorporation of the Surviving Corporation, and the by-laws of Offeror in effect immediately prior to the Merger Effective Time will be the by-laws of the Surviving Corporation. The directors and officers of Offeror immediately prior to the Merger Effective Time will be the initial directors and officers of the Surviving Corporation following the Merger.

Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or, if permitted by applicable law, waiver by Genesys and SoundBite on or prior to the Closing Date (as defined below) of the following conditions:

•

Unless the Merger is consummated pursuant to Section 253 of the DGCL, the Stockholder Approval shall have been obtained in accordance with applicable law and the certificate of incorporation and by-laws of SoundBite (provided, that this condition will be deemed to have been satisfied if a failure to obtain the Stockholder Approval is attributable to Genesys failing to vote all of its Shares in favor of the Merger);

•	Offeror shall have accepted for payment and paid for the Shares validly tendered and not withdrawn pursuant to the Offer (including pursuant to any subsequent offering period);

•

No law or order enacted, promulgated, issued, entered, amended or enforced by any governmental authority, whether temporary, preliminary or permanent shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or making the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement illegal or otherwise imposing material limitations on the ability of Offeror effectively to acquire or hold the business of SoundBite and its subsidiaries; and

•

The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on SoundBite, Genesys, Offeror or the Surviving Corporation in connection therewith.

On June 3, 2013, SoundBite and Greeneden Topco were granted early termination, effective June 3, 2013, of the required waiting period under the HSR Act in connection with the purchase of Shares in the Offer and the Merger. Accordingly, the condition to the Offer relating to the termination or expiration of the HSR Act waiting period has been satisfied.

Merger Consideration. Each share of SoundBite Common Stock (other than Excluded Shares and Appraisal Shares (each defined below)) issued and outstanding immediately prior to the Merger Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Offer Price in cash (the “Merger Consideration”), payable without interest and less taxes required to be withheld. From and after the effective time of the Merger, all such Shares will no longer be outstanding and, upon the conversion thereof, will automatically be canceled and will cease to exist, and each holder of a certificate, or evidence of Shares held in book-entry form, that immediately prior to the effective time of the Merger represented such Shares will thereafter cease to have any right other than the right to receive the Merger Consideration, without interest and less taxes required to be withheld.

At the Merger Effective Time, each Share that is owned, directly or indirectly, by SoundBite (including treasury shares) and each Share owned by Genesys or any of its subsidiaries (including Offeror) (collectively, “Excluded Shares”) will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

Shares outstanding immediately prior to the Merger Effective Time held by a stockholder who is entitled to demand, and who properly demands, appraisal for such Shares (“Appraisal Shares”) in compliance with Section 262 of DGCL will not be converted into a right to receive the Merger Consideration. Such stockholders will be entitled to receive payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the Merger Effective Time, any such holder fails to perfect, or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL will cease and each of such Appraisal Shares will be deemed to have been converted as of the Merger Effective Time, and will become exchangeable for, the right to receive the Merger Consideration, without interest and less taxes required to be withheld.

Treatment of Options and Other Equity Awards. The Merger Agreement provides that, immediately prior to the Merger Effective Time, each outstanding option to acquire shares of SoundBite Common Stock (an “Option”) granted under SoundBite’s 2000 Stock Option Plan and/or SoundBite’s 2007 Stock Incentive Plan, or otherwise (collectively, the “Stock Plans”), whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Merger Effective Time, will be automatically converted into the right to receive from Genesys or the Surviving Corporation, immediately after the Merger Effective Time, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option multiplied by the aggregate number of shares of SoundBite Common Stock issuable upon exercise or settlement of such Option immediately prior to the Merger Effective Time. If the exercise price per share of any Option equals or exceeds the Merger Consideration per share, then the consideration for such Option will be zero.

The Merger Agreement further provides that upon the earlier of (i) such time as Offeror’s designees first constitute at least a majority of the SoundBite Board and (ii) the Merger Effective Time (in either case, the “Control Time”), each restricted stock unit award outstanding, immediately prior to the Control Time, under the Stock Plans (an “RSU”) will become fully vested, will not be assumed by Genesys or Offeror and, as of the Control Time, will be cancelled and extinguished and exchanged for the right to receive from Genesys or the Surviving Corporation immediately after the Control Time an amount in cash equal to the aggregate number of shares of SoundBite Common Stock subject to such RSU immediately prior to the Control Time multiplied by the Merger Consideration.

Any payments required to be made under the Merger Agreement in respect of each Option and each RSU will be made by the Surviving Corporation without interest and less taxes required to be withheld through SoundBite’s payroll systems.

The Merger Agreement requires the SoundBite Board (or if appropriate, any committee administering the Stock Plans) to adopt resolutions and take such other actions as may be necessary to effectuate the treatment of Options and RSU’s provided in the Merger Agreement.

Representations and Warranties. In the Merger Agreement, SoundBite has made representations and warranties to Genesys and Offeror, including representations with respect to: corporate matters related to SoundBite, such as organization, standing, corporate power and qualification; SoundBite’s subsidiaries; SoundBite’s capital structure; authority of SoundBite to enter into the Merger Agreement; the absence of conflicts with or consents required in connection with the Merger Agreement; SoundBite’s SEC filings; SoundBite’s financial statements and internal controls; absence of certain changes or events; absence of litigation; tax matters; SoundBite employee benefit plans and other employee matters; environmental matters; compliance with laws and approvals from governmental authorities; material contracts; affiliate transactions; the fairness opinion that SoundBite will receive from its financial advisor; brokers and transaction expenses; voting requirements for the approval of the Merger Agreement and Merger; intellectual property; insurance; property; payments due in the event of a change of control of SoundBite; illegal payments; SoundBite’s suppliers and clients; and the inapplicability of any takeover laws.

In the Merger Agreement, Genesys and Offeror have made representations and warranties to SoundBite, including representations with respect to: corporate matters related to Genesys and Offeror including organization, standing and corporate power; authorization with respect to the Merger Agreement; the absence of conflicts or filings or consents required in connection with the Merger Agreement; brokers; availability of sufficient funds; capitalization and operation of Offeror; the absence of a required vote of Genesys’ stockholders to adopt the Merger Agreement or to approve the Offer or Merger and the required approval of Genesys as the sole stockholder of Offeror; the information supplied or to be supplied to SoundBite for inclusion in the Offer Documents; and absence of litigation.

Some of the representation and warranties in the Merger Agreement are qualified as to “materiality” or “Company MAE.” For purposes of the Merger Agreement, “Company MAE” means any fact, event, development, condition, circumstance, change, effect or occurrence that, individually or in the aggregate with such other facts, events, developments, conditions, circumstances, changes, effects and occurrences, (i) has had or would reasonably be expected to have a material adverse effect or change on the business, financial condition, properties, assets or results of operations of SoundBite or its subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, prevent SoundBite from performing its obligations under the Merger Agreement prior to the closing of the Merger or materially impair the ability of SoundBite to consummate the Merger or the other transactions contemplated by the Merger Agreement; provided, however, that, no fact, event, development, condition, circumstance, change, effect or occurrence to the extent arising out of, attributable to or resulting from the following will be deemed to constitute a Company MAE or will be taken into account when determining whether a Company MAE has occurred or would reasonably be expected to occur: (A) the announcement, pendency or consummation of the Offer or the Merger (including any loss of or adverse change in the relationship of any of SoundBite and its subsidiaries with its employees, contractors, clients, partners, or suppliers related thereto); (B) the identity of Genesys or any of its affiliates as the acquirer of SoundBite; (C) general economic, financial market or political conditions; (D) general conditions in the industry in which SoundBite and its subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world; (E) any changes (after the date of the Merger Agreement) in generally accepted accounting principals, referred to as GAAP, or applicable law (or interpretations thereof); (F) any acts of terrorism or war or any weather-related event, fire or natural disaster or any escalation thereof; or (G) any failure by SoundBite to meet internal or analysts’ estimates or projections, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of shares of the SoundBite Common Stock; provided, further, (1) in the case of clauses (C), (D), (E), and (F), such fact, event, development, condition, circumstance, change, effect or occurrence may be taken into account in determining whether or not there has been a Company MAE to the extent such effect has a materially disproportionate adverse effect on SoundBite and its subsidiaries, taken as a whole, as compared to other participants in the industry in which SoundBite and its subsidiaries operate, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company MAE and (2) the underlying cause of any failure referred to in the foregoing clause (G), not otherwise excluded by the exceptions set forth in this definition of “Company MAE,” may be taken into account in determining whether or not there has been a Company MAE.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, are solely for the benefit of, and may be subject to limitations agreed upon by, the parties to the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement for purposes of the representations and warranties and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of SoundBite, Genesys or Offeror or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information disclosed in certain SoundBite documents filed with the SEC and publicly available or information in SoundBite’s disclosure schedules delivered to Genesys and Offeror in connection with entering into the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Genesys’ or SoundBite’s public disclosures.

Operating Covenants. The Merger Agreement provides that, from the date of the Merger Agreement to the earlier of the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, unless otherwise contemplated by the Merger Agreement, required by applicable law or NASDAQ rule, or consented to in writing by Genesys (it being agreed that Genesys will respond to any request for consent as promptly as reasonably practicable): (1) the businesses of SoundBite and its subsidiaries (including their working capital and cash management practices, the collection of accounts receivable and the payment of accounts payable, including the writing and mailing of checks with respect thereto) must be conducted only in, and neither SoundBite nor any of its subsidiaries will take any action except in, the ordinary course of business, in a manner consistent with past practice and in compliance with applicable laws and any contracts to which any of SoundBite or its subsidiaries is a party or by which any of them or their properties are bound or affected; (2) each of SoundBite and its subsidiaries will pay its debts, liabilities and taxes when due (subject to good faith disputes over such debts, liabilities or taxes) and will pay or perform its other obligations when due; (3) each of SoundBite and its subsidiaries will use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its present employees, to preserve its assets and properties in good repair and condition, and to preserve its present relationships with governmental authorities, clients, suppliers and other persons with which such entity has business relations; and (4) neither SoundBite nor its subsidiaries will license any material intellectual property used in the conduct of its business as currently conducted to any person.

In addition, from the date of the Merger Agreement until the earlier of the Merger Effective Time or the termination of the Merger Agreement pursuant to its terms, SoundBite and its subsidiaries are subject to certain operating covenants and restrictions (unless otherwise contemplated by the Merger Agreement, required by applicable law or NASDAQ rule, or consented to in writing by Genesys), including, without limitation, restrictions relating to: amending the certificate of incorporation, bylaws or other comparable documents; issuances, sales or pledges of stock and dispositions of property or assets; splits, combinations, subdivisions, reclassifications, dividends or distributions of stock; the repurchase, repayment or incurrence of indebtedness for borrowed money or the guarantee of such indebtedness; waiver, termination, cancellation or renewal of material contracts and affiliate transactions; entry into a contract which would be required to be disclosed on SoundBite’s disclosure schedules; acquiring certain assets or any business or any corporation, partnership, limited liability company, association or business organization or division thereof; making capital expenditures; adopting and amending employee benefit plans; maintenance of books and records; making or changing tax elections or adopting or altering financial accounting or reporting procedures, methods and policies; taking certain actions with respect to pending or threatened action against SoundBite that is material and relates to the transactions contemplated by the Merger Agreement or is brought by any current, former or purported holder of any securities of SoundBite or its subsidiaries in such capacity; the liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of SoundBite or any of its subsidiaries; payment, discharge or satisfaction certain material claims, liabilities or obligations outside the ordinary course of business; effectuating a “plant closing” or “mass layoff”; making loans, advances or capital contributions to, or investments in, any other person outside the ordinary course of business; termination and hiring of employees; proposing or consenting to any material change to the pricing of any products or services; maintenance of insurance policies; actions that would reasonably be expected to result in the breach of SoundBite’s representations and warranties under the Merger Agreement; actions that would reasonably be expected to, directly or indirectly prevent or materially impair or delay the consummation of the transactions contemplated the Merger Agreement; entering into transactions with affiliates other than on arms-length terms; entering into any new line of business outside the businesses being conducted by SoundBite and its subsidiaries as of the date of Merger Agreement; maintenance and modification of material permits; or the authorization to take any of the foregoing actions.

Stockholders Meeting. The Merger Agreement provides that if we accept Shares for payment in the Offer and following the later to occur of (i) the Acceptance Date, (ii) the expiration date of any subsequent offering period, if provided, and (iii) the purchase of the top-up option shares, if applicable, a Short-Form Merger cannot occur in accordance with Section 253 of the DGCL, then as promptly as reasonably practicable following the Expiration Time (or if applicable, the expiration of any subsequent offering period) SoundBite will at Genesys’ request and in accordance with applicable law and its governing documents, duly call and hold a special meeting of SoundBite’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) for the purpose of considering and taking action upon the matters requiring Stockholder Approval. The record date and meeting date of the Stockholder Meeting will be selected in consultation with Genesys, with the record date to be set for a time subsequent to the time that Genesys becomes the record holder of the Shares purchased pursuant to the Offer.

Unless the SoundBite Board has withdrawn its determination to recommend that the stockholders of SoundBite accept the Offer, tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement (the “Board Recommendation”) in compliance with the terms of the Merger Agreement, SoundBite has agreed to cause a definitive a proxy/information statement for the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials (including the letter to stockholders, notice of meeting and form of proxy), the “Proxy Statement”) to be mailed to the holders of Shares as of the record date established for the Stockholder Meeting as promptly as practicable, and in no event more than five business days after the date on which the SEC confirms that it has no further comments on the Proxy Statement, and to solicit from stockholders of SoundBite proxies in favor of the adoption of the Merger Agreement and will take all other action necessary or advisable to secure the vote or consent of the holders of Shares required by applicable law to effect the Merger. Once the Stockholder Meeting has been called and noticed, SoundBite has agreed not to postpone or adjourn the Stockholder Meeting without the consent of Genesys, which consent will not be unreasonably withheld, conditioned or delayed, except (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Shares prior to the Stockholder Meeting.

SoundBite’s Board Recommendation. The Merger Agreement provides that, except as described below, the SoundBite Board will not (i) (A) fail to include the Board Recommendation in the Schedule 14D-9 or, if applicable, the Proxy Statement, (B) withdraw (or modify or qualify in any manner adverse to Genesys) the Board Recommendation, (C) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal (as defined below), (D) other than the Offer, take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than as permitted by the terms of the Merger Agreement), (E) enter into any agreement, contract or agreement in principle requiring SoundBite to abandon, terminate or breach its obligations under the Merger Agreement or fail to consummate the Merger or (F) publicly propose to take any such actions (each such action set forth in (A)-(F) a “Change in Board Recommendation”) or (ii) authorize, cause or permit SoundBite and its subsidiaries to enter into any Alternative Acquisition Agreement (as defined below).

Notwithstanding the foregoing, at any time prior to the Acceptance Time, the SoundBite Board may, in response to a Superior Proposal (as defined below), effect a Change in Board Recommendation or terminate the Merger Agreement pursuant to the provision of the Merger Agreement described in paragraph (3)(ii) under the sub-section “ — Termination” below, but only if prior to taking such action:

•

SoundBite has given Genesys at least three business days’ prior written notice of its intention to effect a Change in Board Recommendation (as such period may be extended pursuant the terms of the Merger Agreement, the “Negotiation Period;” the Negotiation Period shall expire at 5:00 p.m., New York City time, on the last business day thereof) and has contemporaneously provided to Genesys a description of the material terms of such Superior Proposal (but not the identity of the third party making such proposal) and a copy of the relevant Alternative Acquisition Agreement and each of the other relevant proposed transaction agreements to be entered into by SoundBite with the third party making such Superior Proposal (but, in each case, not including the identity of the third party making such proposal or any other identifying disclosures contained therein);

•

during the Negotiation Period, SoundBite has negotiated, and has caused its representatives to negotiate, in good faith with Genesys to the extent Genesys wishes to negotiate, to enable Genesys to revise the terms and conditions of the Merger Agreement and, prior to the expiration of the Negotiation

Period, either (i) Genesys has not proposed revisions to the terms and conditions of the Merger Agreement or (ii) if Genesys within such period has proposed revisions to the terms and conditions of the Merger Agreement, the Board (after consultation with outside legal counsel and its financial advisor), has determined in good faith that the third party’s Acquisition Proposal remains a Superior Proposal with respect to Genesys’ revised proposal; provided, that each time material modifications to the terms of the Acquisition Proposal determined to be a Superior Proposal are made, the Negotiation Period will be extended for one business day after written notification of such change to Genesys is provided (which notification will include a copy or description of the Superior Proposal with such material modifications);

•

in light of such Superior Proposal, following the expiration of the Negotiation Period, the SoundBite Board has determined in good faith (after consultation with SoundBite’s outside legal counsel), that the failure of the SoundBite Board to effect a Change in Board Recommendation or terminate the Merger Agreement pursuant to the provision of the Merger Agreement described in paragraph (3)(ii) under the sub-section “ — Termination” below would be inconsistent with its fiduciary duties under applicable law; and

•	SoundBite has not materially breached the provisions of the Merger Agreement described under the sub-section “— No-Solicitation Provisions” below.

In addition, at any time prior to the Acceptance Time, other than in connection with an Acquisition Proposal, the SoundBite Board may, in response to an Intervening Event (as defined below), effect a Change in Board Recommendation, but only if prior to taking such action:

•

the SoundBite Board determines in good faith (after consultation with outside legal counsel), that the failure of the SoundBite Board to effect a Change in Board Recommendation in response to an Intervening Event would be inconsistent with its fiduciary duties under applicable law (taking into account any adjustments or revisions to the terms and conditions of the Merger Agreement proposed by Genesys in writing in response to such Intervening Event;

•

the SoundBite Board has given Genesys three business days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the basis for the Change in Board Recommendation;

•

during such three business day period (which period shall expire at 5:00 p.m., New York City time, on the last business day thereof), SoundBite has negotiated, and has caused its representatives to negotiate, in good faith with Genesys to the extent Genesys wishes to negotiate, to enable Genesys to revise the terms and conditions of the Merger Agreement in such a manner that would obviate the need for taking such action;

•

following such three business day period, the SoundBite Board has determined in good faith (after consultation with outside legal counsel and its financial advisor), that the revisions proposed by Genesys during such period would not obviate the need for a Change in Board Recommendation in response to such Intervening Event; and

•	SoundBite has not materially breached the provisions of the Merger Agreement described under the sub-section “ — No-Solicitation Provisions” below.

Nothing in the Merger Agreement will prohibit SoundBite from (i) taking and disclosing a position required by Rules 14e-2(a) or 14d-9(a)—(e) or contemplated by Rule 14d-9(f) or (g) under the Exchange Act or (ii) making any disclosure to SoundBite’s stockholders if, in the good faith judgment of the SoundBite Board after consultation with its legal counsel, failure to do so would be inconsistent with the SoundBite’s Board’s fiduciary duties or any disclosure requirements under applicable law; provided, however, that a factually accurate public statement by SoundBite that describes the SoundBite’s receipt of an Acquisition Proposal and the operation of the Merger Agreement with respect thereto, or any disclosure that constitutes a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) under the Exchange Act or similar communication to the stockholders of SoundBite, will not constitute a Change in Board Recommendation or an approval or recommendation with respect to any Acquisition Proposal.

For purposes of this Offer to Purchase:

•

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing confidentiality terms no less favorable in any material respect to SoundBite than those set forth in the Confidentiality Agreement (as defined below); provided that such confidentiality agreement may not prohibit compliance with any of the provisions of the Merger Agreement described in sub-section “— No-Solicitation Provisions” below. Notwithstanding the foregoing, a party who has previously entered into a confidentiality agreement with SoundBite relating to a purchase of, or business combination with, SoundBite will not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement will be deemed to be an Acceptable Confidentiality Agreement.

•

“Acquisition Proposal” means any bona fide inquiry, proposal or offer from any person or group of persons relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (i) of assets or businesses of SoundBite and its subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on book value) of SoundBite and its subsidiaries, taken as a whole, immediately prior to such transaction, or (ii) of 20% or more of any class of capital stock, other equity security or voting power of SoundBite or any resulting parent company of SoundBite, in each case, other than the transactions contemplated by the Merger Agreement.

•

“Intervening Event” means a fact, event, change, development or set of circumstances material to SoundBite and its subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of the Merger Agreement by SoundBite or any of its subsidiaries) that was not known by the SoundBite Board or the consequences of which were not known or reasonably foreseeable by the SoundBite Board as of or prior to the date of the Merger Agreement.

•

“Superior Proposal” means any bona fide written Acquisition Proposal that the SoundBite Board determines in good faith (after consultation with outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including the financing terms thereof and the likelihood of consummation, and any adjustments or revisions to the terms and conditions of the Merger Agreement proposed by Genesys in an offer that is in writing in response to such Acquisition Proposal, (x) is more favorable to the stockholders of SoundBite than the transactions contemplated by the Merger Agreement and (y) is reasonably likely to be consummated in accordance with its terms; provided that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20%” will be deemed to be references to “50%.”

No-Solicitation Provisions. Subject to certain exceptions described below, SoundBite has agreed that it will not and will not permit any of its subsidiaries or any of its or their representatives to, directly or indirectly:

•

solicit, initiate, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information or data, or affording access to the books, records or employees of SoundBite) any inquiry, proposal or offer with respect to, or the making, announcement or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	furnish any non-public information regarding an Acquisition Proposal to any person that has made, or would reasonably be expected to make, an Acquisition Proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal;

•	take any action to make the provisions of any takeover laws inapplicable to any transaction contemplated by an Acquisition Proposal;

•

cause or permit SoundBite to enter into any letter of intent, memorandum or understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Alternative Acquisition Agreement”) constituting or directly related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than any Acceptable Confidentiality Agreements); or

•	propose publicly to do any of the foregoing related to an Acquisition Proposal.

In addition, subject to certain exceptions described below, SoundBite has agreed in the Merger Agreement that:

•

SoundBite will and will cause each of its subsidiaries and its and their representatives to, (x) immediately cease and cause to be terminated all existing solicitations and encouragements from, or discussions or negotiations with, any person conducted by SoundBite or any of its subsidiaries or any of their representatives, before the date of the Merger Agreement with respect to any Acquisition Proposal and (y) promptly request any such person to promptly return or destroy all confidential information concerning SoundBite and its subsidiaries in accordance with the confidentiality agreement to which such person is bound or subject; and

•

SoundBite may not terminate, waive, amend, release or modify any provision of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement to which it or any its subsidiaries is a party with respect to or in contemplation of any Acquisition Proposal; provided, however, that SoundBite is not prohibited from rendering inapplicable, exempting or taking any action to render inapplicable or exempt any person from any standstill agreement or similar arrangement.

Notwithstanding anything to the contrary set forth in the Merger Agreement, including the provisions described above, at any time following the date of the Merger Agreement and prior to the Acceptance Time, in the event that SoundBite receives a written bona fide Acquisition Proposal that did not result from or arise in connection with a material breach of the no solicitation provisions of the Merger Agreement, then, if the SoundBite Board determines in good faith (after consultation with outside legal counsel and its financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal SoundBite may:

•

furnish information and data with respect to SoundBite and its subsidiaries to the person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided that any material non-public information provided to any person given such access will have been previously provided to Genesys or will be provided or made available to Genesys as promptly as is reasonably practicable after being provided to such person; and

•

enter into, maintain and participate in discussions or negotiations with the person making such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.

Nothing in the Merger Agreement prevents SoundBite and its representatives from (i) following receipt of an Acquisition Proposal from a person, contacting such person in order to clarify and understand the terms and conditions of any Acquisition Proposal made by such person so as to determine whether such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal or (ii) directing any persons to the Merger Agreement.

In the Merger Agreement SoundBite agreed to promptly notify Genesys in writing (within one business day after receipt) in the event SoundBite or any of its subsidiaries or any of their respective representatives receives:

•	any request for discussions or negotiations,

•

any request for access to the properties or books and records of SoundBite or any of its subsidiaries of which SoundBite or any of its subsidiaries or any of their respective representatives is or has become aware; or

•	any request for nonpublic information relating to SoundBite or any of its subsidiaries,

in each case, in connection with an Acquisition Proposal or any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal or potentially constituting an Acquisition Proposal or any amendments to the financial or material terms of the foregoing, together with the material terms of such Acquisition Proposal or a copy of any written documentation delivered to SoundBite or its representatives in connection therewith with the identity of the party making the Acquisition Proposal deleted or excluded therefrom. SoundBite also agreed to keep Genesys reasonably informed on a prompt basis (and in any event within one business day thereafter) of any material developments, discussions or negotiations regarding any Acquisition Proposals (whether made before or after the date of the Merger Agreement) or any change to the financial or material terms of any such Acquisition Proposal, including by providing a copy, if applicable, of any written requests, proposals or offers, including proposed agreements, regarding any such Acquisition Proposal within one business day after the receipt thereof, in each case, with the identity of the third party deleted or excluded therefrom.

In the Merger Agreement Genesys and Offeror agree that neither it nor any of their respective affiliates or subsidiaries will, and that each will cause its and their respective Representatives not to, enter into, or seek to enter into any agreement, arrangement or understanding with a potential bidding party (or any financing sources of such party) that has the purpose or effect of interfering with the SoundBite’s ability to seek and obtain a Superior Proposal from such party (including interfering with the ability of SoundBite to hold discussions and negotiations with such party in connection therewith) in accordance with the rights of SoundBite under the Merger Agreement; provided, however, that the foregoing will not prevent Genesys and Offeror from exercising their rights described under the sub-section “ — No-Solicitation Provision” above.

Employment and Employee Benefits. The Merger Agreement provides that for the period ending on the last day of the calendar year in which the Merger Effective Time occurs, the Surviving Corporation will, and Genesys will cause the Surviving Corporation to, provide employee benefit plans, programs and arrangements (including deductibles, co-pays and other amounts payable by employees) that, in the aggregate, will provide either:

•

(i) with respect to those employees currently covered by United States domestic employee benefit plans, programs and arrangements, benefits, as applicable, that are no less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of Genesys in effect immediately prior to the Effective Time and (ii) with respect to those employees currently covered by foreign employee benefit plans, programs and arrangements, benefits, as applicable, that are no less favorable, in the aggregate, than those provided in the current foreign benefit plans, programs and arrangements set forth in SoundBite’s disclosure schedules; or

•	with respect to all employees, substantially similar benefits to those provided to similarly-situated employees of Genesys or its affiliates.

In any such case, Genesys agreed to cause the Surviving Corporation to recognize all service of the employees with any of SoundBite and its subsidiaries, as if such service were with Genesys, for vesting and eligibility purposes in any plan, program or arrangement employee may be eligible to participate in after the closing of the Merger.

Notwithstanding the foregoing, nothing in the Merger Agreement will:

•

impede or limit the Surviving Corporation or any of its subsidiaries from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable law and applicable contracts;

•	prevent the amendment or termination of any such plan, program or arrangement;

•

require that the Surviving Corporation (i) provide or permit investment in the securities of SoundBite, (ii) grant or award any securities or securities-based compensation or benefit or (iii) provide any guaranteed bonus compensation, change of control protections or retention awards; or

•	interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable laws.

Rule 14d-10(d). SoundBite has agreed that prior to the Expiration Time, it will (acting through the SoundBite Board or any committee thereof) take all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the date of the Merger Agreement will be, entered into by SoundBite or any of its subsidiaries with current, former or future directors, officers or employees SoundBite or any of its subsidiaries, in each case under which any such person could become entitled to (i) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by SoundBite or its subsidiaries, as a result of the Offer (alone or in combination with any other event) or (ii) any other compensation or benefits from SoundBite or its subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Indemnification and Insurance. Pursuant to the Merger Agreement, Genesys and Offeror have agreed that all rights to exculpation, indemnification and advancement of expenses existing as of the date the Merger Agreement in favor of the current or former directors, officers or employees, as the case may be, of SoundBite or any of its subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement will survive the Merger and will continue in full force and effect.

The Merger Agreement also provides that for a period of six (6) years from the second business day (the “Closing Date”) after the satisfaction or waiver of the conditions to the Merger, SoundBite (and following the Merger Effective Time, the Surviving Corporation) will maintain in effect the exculpation, indemnification and advancement of expenses provisions of the respective certificates of incorporation and by-laws or similar organizational or governing documents of SoundBite and its subsidiaries as in effect on the date of the Merger Agreement or in any indemnification agreements of SoundBite or any of its subsidiaries with any of their respective directors or officers as in effect on the date of the Merger Agreement, and may not amend, repeal or otherwise modify any such provisions except (i) as required by applicable law or (ii) to make changes permitted by applicable law that would enhance the rights thereunder of any individuals who at the Merger Effective Time were current or former directors or officers of SoundBite or any of its subsidiaries to indemnification or advancement of expenses. From and after the Closing Date, Genesys will cause SoundBite (and following the Merger Effective Time, the Surviving Corporation) and its subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this section.

The Merger Agreement also provides that from the Acceptance Time through the sixth anniversary of the date on which the Merger Effective Time occurs, SoundBite (and following the Merger Effective Time, the Surviving Corporation) will indemnify and hold harmless each current and former officer or director of SoundBite and its subsidiaries (each, taken together with such person’s heirs, executors or administrators, an “Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any action arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer, director, employee, fiduciary or agent of SoundBite or any of its subsidiaries and (ii) matters existing or occurring at or prior to the Merger Effective Time (including the Merger Agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent permitted under applicable law. In the event of any such action, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within 10 business days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced must undertake to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification.

The Merger Agreement also provides that Genesys will maintain, or will cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Merger Effective Time the current policies of the directors’ and officers’ liability insurance maintained by SoundBite (provided that Genesys or the Surviving Corporation may substitute policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary) with respect to matters existing or occurring at or prior to the Merger Effective Time, provided, however, that Genesys and the Surviving Corporation are required to provide only as much coverage as can be provided at an annual cost no greater than 300% of the most recent annual premium paid by SoundBite prior to the date of the Merger Agreement (the “Cap”). At SoundBite’s option prior to the Merger Effective Time, SoundBite may purchase a “tail” policy or “runoff” policy covering such six year period from and after the Merger Effective Time with respect to acts and omissions occurring on or prior to the Merger Effective Time; provided, that the premium paid by SoundBite for such “tail” policy or “runoff” policy will not exceed the Cap.

Commercially Reasonable Efforts, Regulatory Approvals and Other Matters. Each of Genesys, Offeror and SoundBite has agreed in the Merger Agreement to cooperate with each other and use (and cause their respective subsidiaries to use) their commercially reasonably efforts to take or cause to be taken all actions, and do or cause to be done, and reasonably assist and cooperate with the other parties in doing, all things necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the Offer and the Merger and, subject to the conditions set forth in the Merger Agreement and the Offer Conditions, to consummate the transactions contemplated by the Merger Agreement as soon as practicable.

In addition, the Merger Agreement requires each of Genesys and SoundBite to (i) prepare and file any notification and report forms and related material required under the HSR Act, and any additional filings or notifications and related material required under any additional applicable antitrust laws or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, as promptly as practicable (but in the case of notification and report form under the HSR Act within five business days from the date the Merger Agreement except by mutual consent confirmed in writing); (ii) provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the U.S. Department of Justice (the “DOJ”) or Federal Trade Commission (the “FTC”) under the HSR Act or by any governmental authority with regulatory jurisdiction over enforcement of any antitrust laws (each such governmental authority, a “Governmental Antitrust Authority”); and (iii) use their commercially reasonable efforts to secure as promptly as is practicable the termination or expiration of any waiting periods under any applicable Antitrust Law and to obtain the approval of any Governmental Antitrust Authority, as applicable, for the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Genesys will pay all filing fees under the HSR Act, and SoundBite will not be required to pay any fees or other payments to any governmental authority in connection with any filings under the HSR Act or such other filings as may be required under applicable antitrust laws (other than normal filing fees that are imposed by applicable law on SoundBite).

Subject to applicable law relating to the exchange of information, SoundBite and Genesys and their respective counsel will (i) have the right to review in advance, and to the extent practicable each shall consult the other on and consider in good faith the views of the other party in connection with any written communications, submission or materials to be submitted to, any governmental authority in connection with the transactions contemplated by the Merger Agreement, (ii) keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement and promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the DOJ, the FTC, or any other Governmental Antitrust Authority, and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any governmental authority or its respective staff, on the other hand, with respect to the transactions contemplated by the Merger Agreement. SoundBite and Genesys will, to the extent practicable and subject to applicable law, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any governmental authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the Merger Agreement and to participate in the preparation for such discussion, telephone call or meeting. Neither Genesys nor SoundBite will commit to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act or any additional applicable antitrust laws, without the prior written consent of the other.

Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation becomes applicable to the transactions contemplated by the Merger Agreement, each of SoundBite, Genesys and Offeror and the members of their respective boards of directors have agreed to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated thereby.

Termination. The Merger Agreement may be terminated and the Offer or the Merger may be abandoned at any time prior to the Merger Effective Time, whether before or after any requisite adoption by the stockholders of SoundBite of the Merger Agreement (except as otherwise specifically provided below):

(1) by mutual written consent duly authorized by the SoundBite Board and Genesys;

(2) by either SoundBite or Genesys

(i) at any time prior to the Acceptance Time and after the End Date, if the Acceptance Time has not occurred on or before the End Date; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party where the failure of such party to fulfill any of its obligations under the Merger Agreement has primarily resulted in, or been the principal cause of, the failure of the Acceptance Time to have occurred on or before the End Date;

(ii) if any court of competent jurisdiction or other governmental authority has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or has become final and nonappealable; provided, that, in the case of any final order, decree, ruling or other action, the party seeking to terminate the Merger Agreement pursuant to this provision will have used its reasonable best efforts to have such final order, decree, ruling or other action lifted prior to such final order, decree, ruling or other action having become final and nonappealable to the extent required by the terms of the Merger Agreement; or

(iii) at any time after August 3, 2013, if, as of the then most recent Expiration Time occurring on or after August 3, 2013, all of the Offer Conditions (other than the Minimum Condition) were satisfied (or capable of being satisfied in the case of any Offer Conditions that by their nature are to be satisfied on the Expiration Time or immediately prior to the Acceptance Date) for at least two consecutive business days prior to such Expiration Time, and as of the expiration time on such Expiration Time, the Minimum Condition is not satisfied; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party if the failure of such party to fulfill any of its obligations under the Merger Agreement has primarily resulted in, or been the principal cause of, the failure of the Minimum Condition to be satisfied;

(3) by SoundBite at any time prior to the Acceptance Time:

(i) if Genesys or Offeror has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to any event, condition, change, occurrence or development of a state of circumstances that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Genesys or Offeror to perform their respective obligations under the Merger Agreement or would result in a failure of an Offer Condition or a condition to closing the Merger to be satisfied or the failure of the Acceptance Date or the closing of the Merger to occur, and (B) is either incurable or, if curable, is not cured by Genesys or Offeror by the earlier to occur of (x) the forty-fifth (45th) day following receipt by Genesys of written notice of such breach or failure to perform delivered by SoundBite, or (y) the End Date; provided, however, that SoundBite will not have the right to terminate the Merger Agreement pursuant to this provision if, at the time of delivery of such written notice, SoundBite is then in material breach of its obligations under the Merger Agreement;

(ii) in order to accept a Superior Proposal in accordance with the terms of the Merger Agreement and enter into an Alternative Acquisition Agreement providing for such Superior Proposal contemporaneously with such termination; provided, however, that the termination of the Merger Agreement pursuant to this provision will not be effective until the Termination Fee (as defined below) has been paid to Genesys in accordance with the terms of the Merger Agreement; or

(iii) if (A) Offeror has terminated the Offer in material violation of the terms of the Merger Agreement or failed to extend the Offer to the extent required by the Merger Agreement (in either case, other than in connection with a valid termination of the Merger Agreement in accordance with its terms); or (B) at any Expiration Time, Offeror fails to accept for payment and pay for Shares validly tendered and not properly withdrawn in the Offer in material violation of the terms of the Offer specified in the Merger Agreement;

(4) by Genesys at any time prior to the Acceptance Time:

(i) if SoundBite has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would result in a failure of an Offer Condition or a condition to the closing of the Merger to be satisfied or failure of the Acceptance Date or the Closing to occur, and (B) is either incurable or, if curable, is not cured by SoundBite by the earlier to occur of (x) the forty fifth (45th) day following receipt by SoundBite of written notice of such breach or failure to perform delivered by Genesys, or (y) the End Date; provided, however, that Genesys will not have the right to terminate the Merger Agreement pursuant to this provision if at the time of delivery of such written notice, Genesys or Offeror is then in material breach of its obligations under the Merger Agreement; or

(ii) if (A) the SoundBite Board (x) fails to make the Board Recommendation in the Offer Documents or the Schedule 14D-9 in accordance with the terms of the Merger Agreement, (y) effects a Change in Board Recommendation, or (z) fails to publicly reconfirm the Board Recommendation within five business days of receipt of a written request by Genesys to provide such reconfirmation following the public announcement or disclosure of an Acquisition Proposal (provided however that Genesys will only be able to make one such request in any given twenty consecutive business day period), (B) SoundBite enters into an Alternative Acquisition Agreement, (C) SoundBite materially breaches its no solicitation obligations in the Merger Agreement (see Section 13 “The Transaction Documents — The Merger Agreement — No-Solicitation Provisions”) or (D) a tender or exchange offer relating to SoundBite’s securities has been commenced by a person unaffiliated with Genesys, and SoundBite has not sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the SoundBite Board recommends rejection of such tender or exchange offer; provided, that, in the case of a Change in Board Recommendation, such termination must be exercised within five business days after the date such Change in Board Recommendation is first publicly announced by SoundBite.

Termination Fee. The Merger Agreement contemplates that a termination fee of $2,886,782.00 (the “Termination Fee”) will be payable by SoundBite to Genesys under any of the following circumstances in accordance with the terms set forth in the Merger Agreement:

(1) in the event that the Merger Agreement is terminated by SoundBite pursuant to and in accordance with the provision described in paragraph (3)(ii) of “ — Termination” above, then SoundBite will pay the Termination Fee to Genesys concurrently with, and as a condition precedent to, the termination of the Merger Agreement;

(2) in the event that the Merger Agreement is terminated by Genesys pursuant to and in accordance with the provision described in paragraph (4)(ii) of “ — Termination” above, then SoundBite will pay the Termination Fee by the fifth business day following the date of termination of the Merger Agreement; or

(3) in the event that (a) after the date of the Merger Agreement, an Acquisition Proposal becomes publicly known (other than pursuant to any disclosure made, directly or indirectly, by Genesys, Offeror or any of their respective affiliates or representatives) and not withdrawn, (b) thereafter, the Merger Agreement is terminated pursuant to any of the provisions described in paragraph (2)(i), (2)(iii) or (4)(i) of “—Termination” above, and (iii) within 360 days following the date of such termination, a Qualifying Transaction is entered into by SoundBite or is consummated, then SoundBite will pay the Termination Fee to Genesys by wire transfer of immediately available funds, within one business day after the date on which such Qualifying Transaction is consummated. A “Qualifying Transaction” means an Acquisition Proposal, except that references in the term “Acquisition Proposal” to “20%” shall be deemed to be references to “50%.”

Amendment. The Merger Agreement may be amended at any time prior to the Merger Effective Time, if such amendment or wavier is in writing and signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

Genesys Guarantee. The Merger Agreement provides, among other things, that Genesys unconditionally guarantees full performance and payment by Offeror of each of the covenants, obligations and undertakings required to be performed by Offeror under the Merger Agreement and the transactions contemplated thereby, subject to all terms, conditions and limitations contained in the Merger Agreement.

The Support Agreements.

Concurrently with the execution of the Merger Agreement, and in consideration thereof, each of Commonwealth Capital Ventures III, L.P., CCV III Associates L.P., North Bridge Venture Partners IV-A, L.P., North Bridge Venture Partners IV-B, L.P., James A. Milton and Timothy R. Segall (collectively, the “Supporting Stockholders”), entered into Support Agreements with Genesys and Offeror (the “Support Agreements”), whereby each such Supporting Stockholder agreed, subject to the terms and conditions set forth therein, among other things:

•

to tender, in exchange for the Offer Price, all of such Stockholder’s Shares owned or thereafter acquired (the “Covered Shares”) to Offeror in the Offer at least ten business days prior to the first scheduled Expiration Time;

•

to grant to Genesys during the term of the Support Agreement a limited irrevocable proxy to vote the Covered Shares as to which such Supporting Stockholder has voting power for such Supporting Stockholder, and in such Stockholder’s name, place and stead, at any annual or special meeting of SoundBite, or at any adjournment thereof, whether before or after the Acceptance Time, solely:

•

for the adoption of the Merger Agreement and the approval of the Merger, including each other action, agreement and transaction in furtherance of the Offer, the Merger Agreement, Merger and the Support Agreement;

•	against approval of any proposal made in opposition to, or in competition with, consummation of the Offer or the Merger and the transactions contemplated by the Merger Agreement;

•

except as otherwise agreed to in writing in advance by Offeror, against any other action, proposal, transaction or agreement that would compete with or interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Offer or the Merger; and

•	as directed by Genesys or Offeror with respect to any Acquisition Proposal;

In addition, each Supporting Stockholder agreed not to:

•

directly or indirectly sell, transfer, assign, pledge, hypothecate, tender, gift, place in trust or otherwise dispose of or limit its right, title or interest or right to vote in any manner any of the Covered Shares, or agree to do any of the foregoing;

•

grant any proxies or powers of attorney with respect to any of the Covered Shares, deposit any of the Covered Shares into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Covered Shares in contravention of the obligations of such Supporting Stockholder under its Support Agreement;

•

permit any Covered Shares to be, or become subject to any liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under the securities laws or SoundBite’s certificate of incorporation or bylaws; or

•	take any other action that would in any way restrict, limit or interfere with the performance of the Supporting Stockholder’s obligations under the Support Agreement, subject to certain exceptions.

The Support Agreements will terminate upon the earlier of:

•	the termination of the Merger Agreement in accordance with its terms;

•	the termination or expiration of the Offer, without the tendered and not withdrawn shares being accepted for payment thereunder;

•

the date that any amendment or change to the Merger Agreement is effected without Supporting Stockholder’s consent that (i) decreases the Offer Price or (ii) changes the form of consideration to be paid in the Offer;

•	the Merger Effective Time; and

•	the first anniversary of the date of the Support Agreement.

Collectively, as of June 1, 2013, the Supporting Stockholders party to the Support Agreements have ownership of an aggregate of 6,795,331 Shares, or approximately 41% of SoundBite’s issued and outstanding Shares as of June 1, 2013.

In the event the Board makes a Change in Board Recommendation pursuant to the Merger Agreement, then, unless the Merger Agreement is terminated, the number of Shares subject to the Support Agreements of Supporting Stockholders other than James A. Milton and Timothy Segall will be automatically reduced pro rata such that the aggregate number of Shares subject to all Support Agreements (including those of James A. Milton and Timothy R. Segall) will represent no more than 34.999% of the then-outstanding Shares.

The foregoing summary of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Support Agreements. The Support Agreements were filed as Exhibits 2.2—2.7 to the 8-K filed by SoundBite on May 21, 2013 and are incorporated herein by reference.

The Confidentiality Agreement.

SoundBite and Holdco, entered into a confidentiality agreement dated February 27, 2013 (the “Confidentiality Agreement”), in connection with a potential negotiated transaction between the parties. Pursuant to the Confidentiality Agreement, Holdco, SoundBite and their respective representatives mutually agreed to, among other things and subject to certain exceptions, keep confidential information (whether prepared by such party, its representatives or otherwise and regardless of the form of communication) furnished to it and its representatives by the other party, and to use such information solely for the purpose of evaluating and negotiating a possible transaction with SoundBite. Pursuant to the Confidentiality Agreement, SoundBite and Holdco also agreed that, for a period of one (1) year from the date of the Confidentiality Agreement, unless specifically invited in writing by the other party, that neither party nor any of its subsidiaries would in any manner, directly or indirectly:

•

effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, any: (i) acquisition of securities (or beneficial ownership thereof) or assets of the other party; (ii) tender or exchange offer, merger or other business combination involving the other party; (iii) recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party; or (iv) “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the other party;

•	form, join or in anyway participate in a “group” (as defined under the Exchange Act) with respect to any securities of the other party;

•	otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other party;

•	take any action which might force the other party to make a public announcement regarding any of the types of matters set forth in the first bullet point above; or

•	enter into any discussions or arrangements with any person with respect to any of the foregoing.

The foregoing “standstill” obligations will terminate as to a party or its subsidiaries in the event that (1) any third party unaffiliated with the other parties initiates a tender or exchange offer for, or otherwise proposes or agrees to acquire, a majority of the outstanding common stock or voting power of the other party or (2) the other party enters into any agreement to merge with, or sell or dispose of assets or securities representing fifty percent (50%) or more of its earning power to, any person not affiliated with the other party.

In addition, subject to certain exceptions, the parties agreed that for a period of one (1) year from the date of the Confidentiality Agreement, neither party nor its subsidiaries would solicit to employ any person who (a) is, or within the prior six (6) months was, an officer of the other party or (b) who is, or within the prior six (6) months was, employed in any capacity by the other party and with whom representatives of the first party came into contact during the process of considering a transaction contemplated by the Confidentiality Agreement.

Except as otherwise provided therein, the Confidentiality Agreement will terminate and be of no force and effect on February 27, 2016.

The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement. The Confidentiality Agreement is filed as Exhibit (d)(8) to the Schedule TO and is incorporated herein by reference.

14. Dividends and Distributions.

Under the terms of the Merger Agreement, prior to the earlier of the Merger Effective Time or the termination of the Merger Agreement, unless required by applicable law or NASDAQ rule or without the prior written consent of Genesys, SoundBite is not permitted to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other equity interests, property or otherwise, with respect to any capital stock of any of SoundBite or its subsidiaries.

15. Conditions of the Offer.

Notwithstanding any other provisions of the Offer but subject to the terms set forth in the Merger Agreement (including only after complying with any obligation to extend the Offer pursuant to the Merger Agreement), Genesys and Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) (relating to Offeror’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) promulgated under the Exchange Act, pay for, and may, to the extent expressly permitted by the Merger Agreement, delay the acceptance for payment of or the payment for, any Shares validly tendered and not withdrawn pursuant to the Offer if:

•

there shall not be validly tendered and not withdrawn on or prior to the Expiration Time that number of Shares which, when added to any shares of SoundBite Common Stock already beneficially owned by Genesys or any of its controlled subsidiaries (including Offeror), represents at least a majority of the Shares on a Fully Diluted basis on the Expiration Time (the “Minimum Condition”);

•	any applicable waiting period (or any extension thereof) or approval under the HSR Act shall not have expired or been terminated or obtained prior to the Expiration Time; or

•	any of the following events has occurred and continues to exist as of the Expiration Time:

•

any order issued by a court of competent jurisdiction or by a governmental authority, or any law is in effect that would (i) enjoin or otherwise prohibit the making or consummation of the Offer or the consummation of the Merger or (ii) otherwise prevent the consummation thereof;

•	the Merger Agreement has been terminated in accordance with its terms;

•

(i) any of the representations and warranties of SoundBite set forth in the Merger Agreement (other than representations related to SoundBite’s capitalization and subsidiaries) shall not be true and correct (disregarding all qualifications or limitations as to “materiality” or “Company MAE” or other similar qualifiers set forth therein) as of the date the Merger Agreement or as of the Expiration Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company MAE or (ii) any of the representations and warranties of SoundBite related to capitalization or it subsidiaries are not true and correct in all respects as of the date the Merger Agreement or as of the Expiration Time (other than changes in the capitalization resulting from the exercise of Options) as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), subject only to de minimus exceptions;

•

SoundBite has breached or failed to perform in all material respects any obligation, agreement or covenant required to be performed by it under the Agreement at or prior to the Expiration Time, and such breach or failure to perform has not been cured to the good faith satisfaction of Genesys;

•

since the date of the Merger Agreement, there has occurred a fact, event, development, condition, matter, state of facts, circumstance, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company MAE; or

•

Genesys has not received a certificate, signed on behalf of SoundBite by the Chief Executive Officer and the Chief Financial Officer of SoundBite (solely in their capacities as officers of SoundBite, without personal liability), to the effect that the conditions set forth items (3) through (5) above have been satisfied as of the Expiration Time.

The foregoing conditions are for the sole benefit of Genesys and Offeror and may be waived (solely to the extent permitted by the terms of the Merger Agreement) by Genesys or Offeror in whole or in part at any time and from time to time prior to the Expiration Time in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The foregoing conditions are in addition to, and not in limitation of the rights of Genesys and Offeror to extend, terminate and/or modify the Offer pursuant to the terms of the Merger Agreement. The failure by Genesys or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. Certain Legal Matters; Regulatory Approvals.

General. Based on our examination of publicly available information filed by SoundBite with the SEC and other publicly available information concerning SoundBite, we are not aware of any governmental license or regulatory permit that appear to be material to SoundBite’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. Except as described under “Antitrust,” there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to SoundBite’s business or certain parts of SoundBite’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 15 “Conditions of the Offer.”

Delaware law. As a Delaware corporation, SoundBite is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three (3) years following the time such person became an interested stockholder unless: (1) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (2) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (3) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. In accordance with the provisions of Section 203 of the DGCL, the SoundBite Board has approved the Merger Agreement and the transactions contemplated thereby, and therefore the restrictions of Section 203 of the DGCL are inapplicable to the Merger and the transactions contemplated by the Merger Agreement.

State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. SoundBite, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such Merger or other business combination, we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any validly tendered Shares. See Section 15 “Conditions of the Offer.”

U.S. Antitrust. Under the HSR Act, certain acquisition transactions may not be consummated unless Pre-merger Notification and Report Forms have been filed with the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

Greeneden Topco, filed a Pre-merger Notification and Report Form under the HSR Act with respect to the Offer with the Antitrust Division and the FTC on Tuesday, May 28, 2013 (the “HSR Filing”). On June 3, 2013, SoundBite and Greeneden Topco were granted early termination, effective June 3, 2013, of the required waiting period under the HSR Act in connection with the purchase of Shares in the Offer and the Merger. Accordingly, the condition to the Offer relating to the termination or expiration of the HSR Act waiting period has been satisfied.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Offeror, Genesys or SoundBite. Private parties (including individual states) may also bring legal actions under the antitrust laws in certain circumstances. Although the parties believe that consummation of the Offer would not violate antitrust law, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 “Conditions of the Offer” for certain conditions to the

Offer, including conditions with respect to certain governmental actions, Section 13 “Transaction Documents — The Merger Agreement — Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions and Section 13 “The Transaction Documents — The Merger Agreement — Commercially Reasonable Efforts” with respect to certain obligations of the parties related to obtaining regulatory, including antitrust, approvals.

Foreign Notices and Approvals. SoundBite and its subsidiaries conduct business in a number of countries outside of the United States. Based on our review of the information currently available about the businesses in which SoundBite is engaged, we are not aware of any notification filings that are required to be made or pre-Merger approvals that are required to be obtained under the antitrust and competition laws of other foreign countries.

If our acquisition of Shares is delayed because any of the Offer Conditions (see Section 15 “Conditions of the Offer”) have not been satisfied or waived, we will extend the Offer for one or more periods of not more than ten (10) business days each (the length of any such extension to be determined by Genesys in its sole discretion) until (1) the date on which all of the conditions of the Offer are satisfied or waived, (2) the End Date or (3) the date on which the Merger Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, or its staff.

17. Fees and Expenses.

We have retained AST Phoenix Advisors to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18. Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Offeror or Genesys not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company, fiduciary or other person will be deemed to be the agent of Offeror, the Depositary or the Information Agent for the purpose of the Offer.

We have filed with the SEC a Schedule TO pursuant to Rule 14d–3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, SoundBite has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14D-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 8 “Certain Information Concerning SoundBite” with respect to information concerning SoundBite.

Sonar Merger Sub Inc.

June 4, 2013

SCHEDULE I

INFORMATION RELATING TO OFFEROR AND GENESYS

Offeror and Genesys are each indirect wholly-owned subsidiaries of Holdco, with Offeror having been formed by Genesys for the purpose of Genesys’ acquisition of SoundBite, making the Offer and the other transactions contemplated by the Merger Agreement. Holdco is controlled by Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P., which are investment funds advised by Permira Advisers LLC.

The business address and telephone number of each of Offeror, Genesys and Holdco, and each of their respective directors, in the case of Offeror and Genesys, operating committee members, in the case of Holdco and officers set forth below, is 2001 Junipero Serra Blvd., Daly City, CA 94014; telephone number (888) 436-3797.

The name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of Genesys and Offeror and of the members of the Operating Committee of Holdco, are set forth below.

GENESYS

Name; Position	Citizenship	Present Principal Occupation or Employment and Five-Year Employment History
Mark Alloy, Treasurer	United States	Treasurer and Vice President of Tax at Genesys Telecommunications Laboratories, Inc. (2012- Present); Treasurer and Senior Vice President of Tax at Rovi Corporation (2006–2012)

James Budge, Director, Chief Operating Officer and Chief Financial Officer	United States

Chief Financial Officer and Chief

Operating Officer at Genesys Telecommunications Laboratories, Inc. (2012-Present); Board Member at Comverse (2012- Present); Chief Financial Officer and Chief

Operating Officer at Rovi Corporation (2005-2012)

James M. Rene, Director, Chief Legal Officer, Chief Ethics and Compliance Officer and Secretary	United States	Chief Legal Officer and Chief Ethics and Compliance Officer at Genesys Telecommunications Laboratories, Inc. (2012-Present); General Counsel-Enterprise at Alcatel-Lucent (2000-2011)

Paul Segre, Director, Chief Executive Officer and President	United States	Chief Executive Officer at Genesys Telecommunications Laboratories, Inc. (2012- Present); President of Application Group at Alcatel-Lucent (2007-2012)

OFFEROR

Name; Position	Citizenship	Present Principal Occupation or Employment and Five-Year Employment History
Mark Alloy, Director, Vice President and Treasurer	United States	Treasurer and Vice President of Tax at Genesys Telecommunications Laboratories, Inc. (2012- Present); Treasurer and Senior Vice President of Tax at Rovi Corporation (2006–2012)

James Budge, Chief Financial Officer	United States

Chief Financial Officer and Chief

Operating Officer at Genesys Telecommunications Laboratories, Inc. (2012-Present); Board Member at Comverse (2012- Present); Chief Financial Officer and Chief

Operating Officer at Rovi Corporation (2005-2012)

James M. Rene, Director and Secretary	United States	Chief Legal Officer and Chief Ethics and Compliance Officer at Genesys Telecommunications Laboratories, Inc. (2012-Present); General Counsel-Enterprise at Alcatel-Lucent (2000-2011)

Paul Segre, President and Chief Executive Officer	United States	Chief Executive Officer at Genesys Telecommunications Laboratories, Inc. (2012- Present); President of Application Group at Alcatel-Lucent (2007-2012)

HOLDCO

Name; Position	Citizenship	Present Principal Occupation or Employment and Five-Year Employment History
Paul Segre, Operating Committee Member, President and Chief Executive Officer	United States	Chief Executive Officer at Genesys Telecommunications Laboratories, Inc. (2012- Present); President of Application Group at Alcatel-Lucent (2007-2012)

Brian James Ruder, Operating Committee Member	United States	Partner at Permira Advisers, LLC (2008- Present); Partner at Francisco Partners, LLC (2000-2008)

Thomas Hoyne Lister, Operating Committee Member	United States	Co-Managing Partner at Permira Advisers, LLC (2008- Present); Partner at Permira Advisers, LLC (2005-2008)

Jon Q. Reynolds, Jr., Operating Committee Member	United States	General Partner at TCMI, Inc. dba Technology Crossover Ventures (1997-Present)

Stephen Davis, Operating Committee Member	United States	Private Equity Professional at Banneker Partners (2010-Present); Principal at Vista Equity Partners (2000-2009)

Thomas Phillip Guinand, Operating Committee Member	United States	Investment Professional at Permira Advisers, LLC (2010- Present); Investment Principal at Raymond James Capital, Inc. (2007-2010)

Mark Alloy, Treasurer	United States	Treasurer and Vice President of Tax at Genesys Telecommunications Laboratories, Inc. (2012- Present); Treasurer and Senior Vice President of Tax at Rovi Corporation (2006–2012)

James Budge, Chief Financial Officer and Chief Operating Officer	United States

Chief Financial Officer and Chief

Operating Officer at Genesys Telecommunications Laboratories, Inc. (2012-Present); Board Member at Comverse (2012- Present); Chief Financial Officer and Chief Operating Officer at Rovi Corporation (2005-2012)

James M. Rene, Vice President and Secretary	United States	Chief Legal Officer and Chief Ethics and Compliance Officer at Genesys Telecommunications Laboratories, Inc. (2012-Present); General Counsel-Enterprise at Alcatel-Lucent (2000-2011)

The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each record stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary. Stockholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates or Letters of Transmittal will not be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depository for the Offer is:

If delivering by mail:	If delivering by hand, express mail, courier or any other expedited service:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Toll-free (877) 248-6417

(781) 921-8317

Fax: (718) 234-5001

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at the addresses and telephone number set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

6201 15th Avenue

Brooklyn, New York 11219 Banks and Brokers, Please Call: (212) 493-3910 All Others Call Toll-Free: (877) 478-5038